Filed Pursuant to Rule 424(b)(5)
Registration No. 333-205897

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.250% Senior Notes due 2020	$1,500,000,000	99.997%	$1,499,955,000	$173,844.79
2.750% Senior Notes due 2022	$1,250,000,000	99.938%	$1,249,225,000	$144,785.18
3.125% Senior Notes due 2024	$500,000,000	99.848%	$499,240,000	$57,861.92
3.450% Senior Notes due 2027	$1,500,000,000	99.637%	$1,494,555,000	$173,218.93
4.500% Senior Notes due 2047	$1,250,000,000	99.313%	$1,241,412,500	$143,879.71

(1)	This filing fee is calculated in accordance with Rule 457(r) and relates to the Registration Statement on Form S-3 (No. 333-205897) filed by The Sherwin-Williams Company on July 28, 2015.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 28, 2015)

$6,000,000,000

The Sherwin-Williams Company

$1,500,000,000 2.250% Senior Notes due 2020

$1,250,000,000 2.750% Senior Notes due 2022

$500,000,000 3.125% Senior Notes due 2024

$1,500,000,000 3.450% Senior Notes due 2027

$1,250,000,000 4.500% Senior Notes due 2047

We are offering $1,500,000,000 aggregate principal amount of 2.250% senior notes due 2020, which we refer to in this prospectus supplement as the “2020 notes,” $1,250,000,000 aggregate principal amount of 2.750% senior notes due 2022, which we refer to in this prospectus supplement as the “2022 notes,” $500,000,000 aggregate principal amount of 3.125% senior notes due 2024, which we refer to in this prospectus supplement as the “2024 notes,” $1,500,000,000 aggregate principal amount of 3.450 % senior notes due 2027, which we refer to in this prospectus supplement as the “2027 notes,” and $1,250,000,000 aggregate principal amount of 4.500% senior notes due 2047, which we refer to in this prospectus supplement as the “2047 notes.” We collectively refer to the 2020 notes, the 2022 notes, the 2024 notes, the 2027 notes and the 2047 notes offered hereby as our “notes.”

We will pay interest on the 2020 Notes on May 15 and November 15 of each year, beginning on November 15, 2017. We will pay interest on the 2022 Notes, the 2024 Notes, the 2027 Notes and the 2047 Notes on June 1 and December 1 of each year, beginning on December 1, 2017. The 2020 notes will mature on May 15, 2020, the 2022 notes will mature on June 1, 2022, the 2024 notes will mature on June 1, 2024, the 2027 notes will mature on June 1, 2027 and the 2047 notes will mature on June 1, 2047.

We intend to use the net proceeds from this offering, together with borrowings under our new term loan and cash on hand, to fund our pending acquisition of The Valspar Corporation, or Valspar, including the payment of related fees and expenses as described under the heading “Use of Proceeds.” We refer to the pending acquisition of Valspar as the “Acquisition.” The closing of this offering is expected to occur prior to the consummation of the Acquisition.

We may redeem some or all of the notes of each series at any time and from time to time prior to their maturity at the applicable redemption prices described under “Description of Notes—Optional Redemption.” If a change of control triggering event occurs with respect to a series of notes, we will be required to make an offer to repurchase the notes of such series in cash from the holders at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of Notes—Purchase of Notes Upon a Change of Control Triggering Event.” In addition, the notes will be subject to a “special mandatory redemption” in the event that (i) the Acquisition is not consummated on or prior to September 21, 2017 or (ii) if prior to September 21, 2017, the Merger Agreement (as defined below) is terminated, other than in connection with the consummation of the Acquisition and is not otherwise amended or replaced. If a special mandatory redemption event occurs, we will redeem the notes at the “special mandatory redemption price” equal to 101% of the principal amount thereof plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but not including, the special mandatory redemption date. See “Description of Notes—Special Mandatory Redemption.”

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness from time to time outstanding. For a more detailed description of the notes, see “Description of Notes.”

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2020 Note	Total	Per 2022 Note	Total	Per 2024 Note	Total	Per 2027 Note	Total	Per 2047 Note	Total
Public offering price(1)	99.997%	$1,499,955,000	99.938%	$1,249,225,000	99.848%	$499,240,000	99.637%	$1,494,555,000	99.313%	$1,241,412,500
Underwriting discount	0.400%	$6,000,000	0.600%	$7,500,000	0.625%	$3,125,000	0.650%	$9,750,000	0.875%	$10,937,500
Proceeds (before expenses) to Sherwin-Williams	99.597%	$1,493,955,000	99.338%	$1,241,725,000	99.223%	$496,115,000	98.987%	$1,484,805,000	98.438%	$1,230,475,000

(1)	Plus accrued interest, if any, from May 16, 2017.

See “Risk Factors” beginning on page S-13 of this prospectus supplement and the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 which are incorporated by reference herein, for a discussion of certain risks that you should consider in connection with an investment in the notes.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company for the benefit of its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme, on or about May 16, 2017.

Joint Book-Running Managers

Citigroup	Wells Fargo Securities

Morgan Stanley	PNC Capital Markets LLC	J.P. Morgan

Co-Managers

HSBC	KeyBanc Capital Markets	RBC Capital Markets	SunTrust Robinson Humphrey	US Bancorp

The date of this prospectus supplement is May 2, 2017.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the respective cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement to the terms “we,” “us,” “the Company” or “Sherwin-Williams” or other similar terms mean The Sherwin-Williams Company and its subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We make available free of charge on or through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. You may access these documents on the “Investor Relations” page of our website at www.sherwin.com. We do not intend for information contained on or accessible through our website to be part of this prospectus supplement or accompanying prospectus, other than the documents that we file with the SEC that are expressly incorporated by reference into this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus supplement the information in documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement

S-i

contained in or omitted from this prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017; and

•	our Current Reports on Form 8-K, as filed with the SEC on January 31, 2017, February 13, 2017, February 27, 2017, March 21, 2017, March 29, 2017, April 12, 2017, April 24, 2017 and May 2, 2017.

We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address.

The Sherwin-Williams Company

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

Telephone Number: (216) 566-2000

Attn: Secretary

S-ii

SUMMARY

This summary highlights information about us, Valspar and the notes being offered by this prospectus supplement. This summary is not complete and may not contain all of the information that you should consider prior to investing in our notes. For a more complete understanding of our company and Valspar, we encourage you to read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference and the other documents to which we have referred you.

Our Business

The Sherwin-Williams Company, founded in 1866, and its consolidated wholly owned subsidiaries are engaged in the development, manufacture, distribution and sale of paint, coatings and related products to professional, industrial, commercial and retail customers primarily in North and South America with additional operations in the Caribbean region, Europe and Asia. The Company manufactures products under well-known brands such as Sherwin-Williams®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the Company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers and industrial distributors. The Company is structured into four reportable segments: Paint Stores Group, Consumer Group, Global Finishes Group and Latin America Coatings Group. We report all other business activities and immaterial operating segments that are not reportable in the Administrative segment.

Paint Stores Group

The Paint Stores Group consisted of 4,180 company-operated specialty paint stores in the United States, Canada, Puerto Rico, Virgin Islands, Grenada, Trinidad and Tobago, St. Maarten, Jamaica, Curacao, Aruba, St. Lucia and Barbados at December 31, 2016. Each store in this segment is engaged in the related business activity of selling paint, coatings and related products to end-use customers. The Paint Stores Group markets and sells Sherwin-Williams® branded architectural paint and coatings, protective and marine products, original equipment manufacturer, or OEM, product finishes and related items. These products are produced by manufacturing facilities in the Consumer Group. In addition, each store sells selected purchased associated products.

Consumer Group

The Consumer Group develops, manufactures and distributes a variety of paint, coatings and related products to third-party customers primarily in the United States and Canada and to the Paint Stores Group. Sales and marketing of certain controlled brand and private labeled products are performed by a direct sales staff. The products distributed through third-party customers are intended for resale to the ultimate end-user of the product.

Global Finishes Group

The Global Finishes Group develops, licenses, manufactures, distributes and sells a variety of protective and marine products, automotive finishes and refinish products, OEM product finishes and related products in North and South America, Europe and Asia. This segment meets the demands of its customers for a consistent worldwide product development, manufacturing and distribution presence and approach to doing business. This segment licenses certain technology and trade names worldwide. Sherwin-Williams® and other controlled brand products are distributed through the Paint Stores Group and this segment’s 288 company-operated branches and by a direct sales staff and outside sales representatives to retailers, dealers, jobbers, licensees and other third party distributors. At December 31, 2016, the Global Finishes Group consisted of operations in the United States and subsidiaries in 34 foreign countries.

Latin America Coatings Group

The Latin America Coatings Group develops, licenses, manufactures, distributes and sells a variety of architectural paint and coatings, protective and marine products, OEM product finishes and related products in North and South America. This segment meets the demands of its customers for consistent regional product development, manufacturing and distribution presence and approach to doing business. Sherwin-Williams® and other controlled brand products are distributed through this segment’s 339 company-operated stores and by a direct sales staff and outside sales representatives to retailers, dealers, licensees and other third party distributors. At December 31, 2016, the Latin America Coatings Group consisted of operations from subsidiaries in nine foreign countries and four foreign joint ventures.

Administrative Segment

The Administrative segment includes the administrative expenses of our corporate headquarters site. Also included in the Administrative segment is interest expense, interest and investment income, certain expenses related to closed facilities and environmental-related matters, and other expenses which are not directly associated with the reportable segments. The Administrative segment does not include any significant foreign operations. Also included in the Administrative segment is a real estate management unit that is responsible for the ownership, management, and leasing of non-retail properties held primarily for our use, including our headquarters site, and the disposal of idle facilities.

The Acquisition

On March 19, 2016, Sherwin-Williams entered into a merger agreement, which we refer to as the “Merger Agreement,” by and among Sherwin-Williams, Viking Merger Sub, Inc., a wholly owned subsidiary of Sherwin-Williams, which we refer to as “Merger Sub,” and Valspar, pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Valspar with Valspar surviving as a wholly owned subsidiary of Sherwin-Williams. Valspar stockholders approved the Merger Agreement at a special meeting of the stockholders on June 29, 2016.

Under the terms of the Merger Agreement, each share of Valspar common stock issued and outstanding immediately prior to the effective time of the Acquisition (other than shares held by Valspar, Sherwin-Williams or any of their respective wholly owned subsidiaries, including Merger Sub) will be converted into the right to receive $113.00 in cash, without interest, which we refer to as the “per share merger consideration.” The completion of the Acquisition is subject to customary conditions, including, without limitation, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the receipt of other required antitrust approvals, (iii) the absence of any order, law, or other legal restraint or prohibition preventing or prohibiting completion of the Acquisition, (iv) subject to certain exceptions, the accuracy of representations and warranties of Sherwin-Williams, Merger Sub and Valspar, and (v) the performance or compliance in all material respects by Sherwin-Williams, Merger Sub and Valspar with their respective covenants and agreements. Consummation of the Acquisition is not subject to the completion of the Exchange Offers or Consent Solicitations (each as defined below) or a financing condition.

To obtain the required regulatory approvals, Sherwin-Williams expects that it will be required to divest certain assets. If, in connection with obtaining the required regulatory approvals, the parties are required to divest assets of Valspar or Sherwin-Williams representing, in the aggregate, more than $650 million in net sales, which for purposes of such calculation uses net sales for the applicable Valspar assets calculated as of October 30, 2015, regardless of whether Valspar or Sherwin-Williams assets are divested, then the per share merger consideration will be reduced to $105.00 in cash. Sherwin-Williams is not required to consummate the Acquisition if antitrust authorities require the divestiture of assets of Valspar or Sherwin-Williams representing, in the aggregate, more than $1.5 billion, calculated in the same manner as described above. Valspar’s architectural coatings assets in Australia are excluded from the calculation of the $650 million and/or $1.5 billion threshold if such assets are required to be divested. On April 11, 2017, Sherwin-Williams and Valspar entered into a definitive asset purchase agreement with Axalta Coating Systems Ltd., which we refer to as “Axalta,” to divest the assets related to Valspar’s North American industrial wood coatings business, which we refer to as the “Valspar Wood Coatings Business,” for an aggregate purchase price of approximately $420 million in cash, to satisfy the divestiture requirement. The closing of the divestiture is subject to the satisfaction or waiver of certain closing conditions, including the receipt of regulatory approvals and the closing of the Acquisition. The divestiture represents annual net sales below the threshold of $650 million of Valspar 2015 net sales and, accordingly, the Acquisition is expected to be completed at a price of $113.00 per share.

Valspar is a global leader in the paints and coatings industry providing customers with innovative, high-quality products and value-added services with approximately 11,000 employees worldwide delivering advanced coatings solutions with best-in-class appearance, performance, protection and sustainability to customers in more than 100 countries. Valspar offers a broad range of superior coatings products for the consumer market, and highly-engineered solutions for the construction, industrial, packaging and transportation markets. Founded in 1806, Valspar is headquartered in Minneapolis, Minnesota.

The Acquisition is expected to accelerate Sherwin-Williams’ growth strategy by expanding its global platform in the Asia-Pacific and Europe, Middle East and Africa regions, and also add new capabilities in the packaging and coil segments. The combined company would have pro forma 2016 revenues and net income of approximately $15.8 billion and $1.3 billion, respectively.

We intend to finance the Acquisition, including the payment of related fees and expenses, as well as the repayment of any amounts outstanding under Valspar’s revolving credit facility with the net proceeds from this offering, borrowings under our new term loan and cash on hand. We have obtained a new $7.3 billion senior unsecured bridge facility and a new $2.0 billion senior unsecured term loan, in each case with Citibank, N.A., Wells Fargo Bank, National Association, Morgan Stanley Bank, N.A., PNC Bank, National Association, JPMorgan Chase Bank, N.A. and the other financial institutions party thereto. We intend to issue the notes offered hereby prior to the closing of the Acquisition in lieu of borrowing under the bridge facility. See “Description of Other Indebtedness” for a discussion of the bridge facility, our new term loan and our plans with respect to the repayment of certain of Valspar’s debt.

Exchange Offers for Certain Valspar Debt Securities

On May 2, 2017, we commenced exchange offers, which we refer to as the “Exchange Offers,” for any and all of Valspar’s outstanding $300.0 million aggregate principal amount of 7.25% Notes due 2019, $400.0 million aggregate principal amount of 4.20% Notes due 2022, $250.0 million aggregate principal amount of 3.30% Notes due 2025, $350.0 million aggregate principal amount of 3.95% Notes due 2026 and $250.0 million aggregate principal amount of 4.40% Notes due 2045 for new notes having substantially identical terms that will be issued by us, which we refer to as the “Sherwin-Williams Exchange Notes,” and cash. We collectively refer to these series of Valspar notes as the “Valspar Notes.” In conjunction with the Exchange Offers, on behalf of Valspar, we commenced consent solicitations, which we refer to as the “Consent Solicitations,” to amend the indentures governing the Valspar Notes to, among other things, eliminate substantially all of the restrictive covenants. The Exchange Offers and related Consent Solicitations are scheduled to expire at 5:00 p.m., New York City time, on May 31, 2017, unless extended or earlier terminated. Holders of the Valspar Notes that validly tender and do not withdraw their Valspar Notes and validly deliver and do not revoke their consents prior to 5:00 p.m., New York City time, on May 16, 2017 are entitled to receive a consent payment. The consummation of the Exchange Offers and Consent Solicitations is conditioned upon, among other things, the consummation of the Acquisition. The Exchange Offers are not conditioned on any minimum amount of Valspar Notes being tendered pursuant to the Exchange Offers.

Corporate Information

Our principal executive offices are located at 101 West Prospect Avenue, Cleveland, Ohio 44115-1075. Our main telephone number is (216) 566-2000, and our Internet website address is www.sherwin.com. The information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC and that are expressly incorporated by reference in this prospectus supplement or the accompanying prospectus.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more detailed description of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	The Sherwin-Williams Company.

Notes Offered	$6,000,000,000 aggregate principal amount of senior notes, consisting of:

•	$1,500,000,000 aggregate principal amount of 2.250% senior notes due 2020;

•	$1,250,000,000 aggregate principal amount of 2.750% senior notes due 2022;

•	$500,000,000 aggregate principal amount of 3.125% senior notes due 2024;

•	$1,500,000,000 aggregate principal amount of 3.450% senior notes due 2027; and

•	$1,250,000,000 aggregate principal amount of 4.500% senior notes due 2047.

Maturity	The 2020 notes will mature on May 15, 2020.
The 2022 notes will mature on June 1, 2022.
The 2024 notes will mature on June 1, 2024.
The 2027 notes will mature on June 1, 2027.
The 2047 notes will mature on June 1, 2047.

Interest Rate	The 2020 notes will bear interest at 2.250% per year.
The 2022 notes will bear interest at 2.750% per year.
The 2024 notes will bear interest at 3.125% per year.
The 2027 notes will bear interest at 3.450% per year.
The 2047 notes will bear interest at 4.500% per year.

Interest Payment Dates	We will pay interest on the 2020 notes on May 15 and November 15 of each year, beginning on November 15, 2017. We will pay interest on the 2022 notes, the 2024 notes, the 2027 notes and the 2047 notes on June 1 and December 1 of each year, beginning on December 1, 2017.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured obligations, including all other unsubordinated debt securities that may be issued pursuant to the indenture and from time to time outstanding. The indenture does not restrict the issuance by us of senior unsecured debt. See “Description of Notes—General.”

Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issuances	We may issue additional notes ranking equally and ratably with a series of notes (with the same terms as the notes of such series other than the date of issuance and, under certain circumstances, the initial interest payment date, the date from which interest thereon will begin to accrue and the issue price). Such notes will form a single series with the previously issued and outstanding notes of such series.

Optional Redemption	We may redeem the notes of each series, in whole or in part, at any time and from time to time at the “make-whole” redemption price described herein under the caption “Description of Notes—Optional Redemption.”

Notwithstanding the foregoing, if (i) the 2022 notes are redeemed on or after May 1, 2022 (the date that is one month prior to their maturity date), the 2022 notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption, (ii) the 2024 notes are redeemed on or after April 1, 2024 (the date that is two months prior to their maturity date), the 2024 notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption, (iii) the 2027 notes are redeemed on or after March 1, 2027 (the date that is three months prior to their maturity date), the 2027 notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption and (iv) the 2047 notes are redeemed on or after December 1, 2046 (the date that is six months prior to their maturity date), the 2047 notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption.

Offer to Repurchase Upon Change of Control Triggering Event	Upon the occurrence of a “change of control triggering event,” as defined under the caption “Description of Notes—Purchase of Notes Upon a Change of Control Triggering Event” with respect to a series of notes, we will be required to make an offer to repurchase the notes of such series in cash at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Special Mandatory Redemption

The notes will be subject to a “special mandatory redemption” in the event that (i) the Acquisition is not consummated on or prior to September 21, 2017 or (ii) if prior to September 21, 2017, the Merger Agreement is terminated, other than in connection with the consummation of the Acquisition and is not otherwise amended or replaced. If a special mandatory redemption event occurs, we will redeem the notes at the “special mandatory redemption price” equal to 101% of the principal amount thereof plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but not including, the special mandatory redemption date. See “Description of Notes—Special Mandatory Redemption.”

Certain Covenants	The indenture governing the notes will contain covenants that will restrict our ability, with certain exceptions to:

•	incur debt secured by liens;

•	engage in sale-leaseback transactions; and

•	enter into certain consolidations, mergers and transfers of all or substantially all of the assets of Sherwin-Williams and its subsidiaries, taken as a whole.

See “Description of Notes—Certain Covenants.”

DTC Eligibility	The notes of each series will be represented by global certificates deposited with or on behalf of The Depository Trust Company, or DTC, or its nominee. See “Description of Notes—Book-Entry Delivery and Form.”

Use of Proceeds	We expect to receive net proceeds of approximately $5.95 billion from this offering, after deducting the underwriting discount, but before deducting estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with borrowings under our new term loan and cash on hand, to finance, in part, the Acquisition and transaction-related expenses (including retiring of certain Valspar debt and transaction costs). If the Acquisition is not consummated for any reason, we will be required to redeem the notes in a special mandatory redemption. See “Use of Proceeds.”

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Risk Factors	Investing in the notes involves risk. You should consider carefully all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should consider carefully the specific risks set forth in “Risk Factors” beginning on page S-13 and the risk factors contained in our annual report on Form 10-K for the fiscal year ended December 31, 2016 for a discussion of certain risks in making an investment in the notes.

Trustee, Registrar and Paying Agent	Wells Fargo Bank, National Association.

Sherwin-Williams Summary Consolidated Financial Data

The table below sets forth a summary of our consolidated financial data for the periods presented. We derived the financial data as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 from our audited consolidated financial statements incorporated by reference in this prospectus supplement. We derived the financial data as of March 31, 2017 and 2016 and for the three months ended March 31, 2017 and 2016 from our unaudited financial statements incorporated by reference in this prospectus supplement. The interim unaudited consolidated financial data have been prepared in accordance with United States generally accepted accounting principles for interim financial information and the instructions to Form 10-Q. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation for such periods have been included. The results for the three months ended March 31, 2017 may not necessarily be indicative of full year results. You should read the summary consolidated financial data in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus supplement.

	Fiscal Year Ended			Three Months Ended
	December 31, 2016	December 31, 2015	December 31, 2014	March 31, 2017	March 31, 2016
				(unaudited)
	(dollars in thousands)
Income Statement Data
Net sales	$11,855,602	$11,339,304	$11,129,533	$2,761,387	$2,574,024
Gross profit	5,922,265	5,559,226	5,164,484	1,343,140	1,261,745
Selling, general and administrative expenses	4,159,435	3,913,518	3,822,966	1,016,211	1,002,355
Other general expense–net	12,368	30,268	37,482	276	17,554
Interest expense	154,088	61,791	64,205	25,695	25,732
Interest and net investment income	(4,960)	(1,399)	(2,995)	(1,280)	(487)
Income before income taxes	1,595,233	1,548,966	1,258,226	306,605	216,365
Income taxes	462,530	495,117	392,339	67,453	51,489
Net income	1,132,703	1,053,849	865,887	239,152	164,876
Balance Sheet Data (at period end)
Total assets	$6,752,521	$5,778,937	$5,699,333	$6,988,903	$6,038,309
Total debt:
Short-term borrowings	40,739	39,462	679,436	41,909	128,675
Current portion of long-term debt	700,475	3,154	3,265	700,786	2,179
Long-term debt	1,211,326	1,907,278	1,115,996	1,211,512	1,908,774
Total liabilities	4,874,080	4,911,027	4,702,863	4,923,553	5,037,486
Shareholders’ equity	1,878,441	867,910	996,470	2,065,350	1,000,823
Other Financial Data
EBITDA(1)	$1,947,032	$1,809,319	$1,521,376	$383,077	$290,774
Ratio of earnings to fixed charges(2)	6.5x	9.1x	7.7x	6.0x	4.6x

(1)	EBITDA represents net income before interest expense, income taxes, depreciation and amortization. We present EBITDA because management considers EBITDA to be a useful measurement of the operational profitability of the Company. Additionally, some investment professionals also utilize EBITDA as an indicator of the value of profits and cash that are generated strictly from operating activities, putting aside working capital and certain other balance sheet changes.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

EBITDA is a measure of our performance that is not required by, or presented in accordance with, GAAP. Accordingly, EBITDA should not be considered an alternative to net income or net operating cash as an indicator of operating performance or as a measure of liquidity.

The following table reconciles net income to EBITDA:

	Fiscal Year Ended			Three Months Ended
	December 31, 2016	December 31, 2015	December 31, 2014	March 31, 2017	March 31, 2016
				(unaudited)
	(dollars in thousands)
Net income	$1,132,703	$1,053,849	$865,887	$239,152	$164,876
Interest expense	154,088	61,791	64,205	25,695	25,732
Income taxes	462,530	495,117	392,339	67,453	51,489
Depreciation	172,074	170,323	169,087	44,595	42,895
Amortization	25,637	28,239	29,858	6,182	5,782

EBITDA	$1,947,032	$1,809,319	$1,521,376	$383,077	$290,774

(2)	For a methodology of computing the ratio of earnings to fixed charges, please see “Ratio of Earnings to Fixed Charges.”

Valspar Summary Consolidated Financial Data

The table below sets forth a summary of Valspar’s consolidated financial data for the periods presented. The financial data as of October 28, 2016 and October 30, 2015 and for fiscal years ended October 28, 2016, October 30, 2015 and October 31, 2014 are derived from Valspar’s audited consolidated financial statements, incorporated by reference into this prospectus supplement. Valspar has a 4-4-5 week accounting cycle with the fiscal year ending on the Friday on or immediately preceding October 31. In order to facilitate its closing process, foreign subsidiaries’ financial results are included in Valspar’s consolidated financial statements on a one-month lag. The summary financial data as of and for the three months ended January 27, 2017 and January 29, 2016 are derived from Valspar’s unaudited consolidated financial statements for the respective periods, incorporated by reference into this prospectus supplement. In the opinion of Valspar’s management, the unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the results of operations and financial position of Valspar as of the date and for the periods presented. The results for the three months ended January 27, 2017 may not necessarily be indicative of full year results. You should read the summary consolidated financial data in conjunction with Valspar’s consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus supplement.

	Fiscal Year Ended			Three Months Ended
	October 28, 2016	October 30, 2015	October 31, 2014	January 27, 2017	January 29, 2016
				(unaudited)
	(dollars in thousands)
Operating Results:
Net sales	$4,190,552	$4,392,622	$4,625,624	$907,652	$885,756
Costs and expenses:
Cost of sales	2,654,968	2,841,233	3,086,578	597,133	567,129
Operating expense	1,006,545	951,403	979,137	235,928	224,919
Gain on sale of certain assets	—	48,001	—	—	—

Income from operations	529,039	647,987	559,909	74,591	93,708
Interest expense	90,560	81,348	65,330	22,544	22,415
Other (income) expense—net	3,960	2,838	2,697	(676)	615
Income before income taxes	434,519	563,801	491,882	52,723	70,678

Net income	$353,040	$399,506	$345,401	$40,747	$52,431

Financial Position (at period end):
Total assets	$4,314,550	$4,318,575	$4,033,951	$4,158,109	$4,159,929
Working capital	330,465	264,491	(127,164)	324,244	274,685
Property, plant and equipment, net	668,443	632,765	645,102	657,870	629,160
Long-term debt, net of current portion	1,556,952	1,706,933	950,035	1,543,302	1,693,119
Stockholders’ equity	1,113,423	855,009	1,011,091	1,068,361	854,726

Summary Unaudited Pro Forma Condensed Consolidated Financial Data

The following summary unaudited pro forma condensed consolidated financial data has been prepared to reflect the proposed Acquisition and related financing transactions and the divestiture of the Valspar Wood Coatings Business. The income statement data for the three months ended March 31, 2017 combines data from the interim unaudited statement of consolidated income of Sherwin-Williams for the three months ended March 31, 2017 and data from the interim unaudited condensed consolidated statement of operations of Valspar for the three months ended January 27, 2017. The income statement data for the year ended December 31, 2016 combines data from the consolidated statement of income of Sherwin-Williams for the year ended December 31, 2016 with data from the consolidated statement of operations of Valspar for the fiscal year ended October 28, 2016. The balance sheet data combines data from the interim unaudited consolidated balance sheet of Sherwin-Williams as of March 31, 2017 and data from the unaudited condensed consolidated balance sheet of Valspar as of January 27, 2017.

The summary unaudited pro forma condensed consolidated financial data is provided for informational purposes only. The income statement data for the three months ended March 31, 2017 and for the year ended December 31, 2016 is not necessarily indicative of operating results that would have been achieved had the Acquisition and the divestiture of the Valspar Wood Coatings Business been completed as of January 1, 2017 and 2016, respectively, and does not intend to project the future financial results of Sherwin-Williams after the Acquisition and divestiture of the Valspar Wood Coatings Business. The balance sheet data does not purport to reflect what our financial condition would have been had the Acquisition and divestiture of the Valspar Wood Coatings Business closed on March 31, 2017 or for any future or historical period. The summary unaudited pro forma condensed consolidated financial data does not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived.

The summary unaudited pro forma condensed consolidated financial data should be read in conjunction with (1) the unaudited pro forma condensed consolidated financial information and notes thereto contained herein, (2) Sherwin-Williams’ Current Report on Form 8-K, as filed with the SEC on March 21, 2016, including the exhibits thereto, incorporated by reference herein, (3) the audited consolidated financial statements of Sherwin-Williams as of and for the year ended December 31, 2016, and notes thereto, which are included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, incorporated by reference herein, (4) the unaudited interim consolidated financial statements of Sherwin-Williams as of March 31, 2017 and the three months then ended, and notes thereto, which are included in Sherwin-Williams’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, as filed with the SEC, incorporated by reference herein, (5) the audited consolidated financial statements of Valspar as of and for the fiscal year ended October 28, 2016, and notes thereto, which are included in Sherwin-Williams’ Current Report on Form 8-K, as filed with the SEC on May 2, 2017, including the exhibits thereto, incorporated by reference herein, and (6) the unaudited interim condensed consolidated financial statements of Valspar as of and for the three months ended January 27, 2017, which are included in Sherwin-Williams’ Current Report on Form 8-K, as filed with the SEC on May 2, 2017, including the exhibits thereto, incorporated by reference herein. See “Where You Can Find Additional Information.”

Income Statement Data

(dollars in thousands, except per share data)

	Pro Forma Combined Three Months Ended March 31, 2017	Pro Forma Combined Year Ended December 31, 2016
Net sales	$3,614,223	$15,822,182
Income before income taxes	243,921	1,640,206
Net income	212,090	1,268,949
Net income per common share:
Basic	2.29	13.82
Diluted	2.24	13.43

Balance Sheet Data (as of period end)

(dollars in thousands)

Pro Forma Combined March 31, 2017
Total current assets	$4,434,432
Goodwill	6,521,679
Intangible assets	6,986,670
Property, plant and equipment, net	1,883,843
Total assets	20,649,314
Long-term debt	10,749,811
Total shareholders’ equity	2,065,350

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider all of the information in the prospectus supplement and each of the risks described below, as well as the risk factors incorporated by reference in this prospectus supplement from Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2016 under the heading “Risk Factors” and other filings Sherwin-Williams may make from time to time with the SEC. Some of the risks relate to the notes and others relate to Sherwin-Williams’ or Valspar’s business. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including Sherwin-Williams’ and Valspar’s financial statements and the related notes incorporated by reference in this prospectus supplement. Additional risks and uncertainties that are not yet identified may also materially harm Sherwin-Williams’ or Valspar’s business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to the Notes

The notes are effectively subordinated to the liabilities of our subsidiaries and to our secured debt to the extent of the assets securing any such secured debt. We may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations, ranking equally with our other senior unsecured indebtedness from time to time outstanding, including our 1.35% senior notes due December 2017, 3.45% senior notes due 2025, 4.00% senior notes due 2042, 4.55% senior notes due 2045, 7.375% debentures due 2027, 7.45% debentures due 2097 and any Sherwin-Williams Exchange Notes issued in the Exchange Offers, as well as borrowings under our domestic commercial paper program. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes.

In addition, any payment of dividends, loans, or advances by our subsidiaries could be subject to statutory or contractual restrictions. Our right to receive any assets of any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. As of March 31, 2017, without giving effect to the Acquisition or any related transactions, our subsidiaries had total debt of approximately $43.4 million. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us. If the Acquisition is completed, any indebtedness and other liabilities of Valspar that remain outstanding after the Acquisition will be structurally senior to the notes.

The notes are not secured by any of our assets. If we become insolvent or are liquidated, or if payment under any of the agreements governing any secured debt we may incur in the future is accelerated, the lenders under such secured debt agreements would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to agreements governing that debt. Accordingly, those lenders would have a prior claim on our assets to the extent of their liens thereon. In that event, because the notes are not secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of notes could be satisfied or, if any assets remain, the remaining assets might be insufficient to satisfy those claims in full.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

We may not have the funds necessary to finance the change of control repurchase offer required by the indenture.

Upon the occurrence of a “change of control triggering event” (as defined under the caption “Description of Notes—Purchase of Notes Upon a Change of Control Triggering Event”), we will be required to make an offer to repurchase all outstanding notes. Our other outstanding debt securities have a substantially similar repurchase requirement. We cannot assure you that we will have sufficient funds available to make any required repurchases of the notes. Any failure to repurchase any tendered notes in those circumstances would constitute a default under the indenture. A default could result in the declaration of the principal and interest on all the notes to be due and payable.

The terms of the indenture and the notes provide only limited protection against significant corporate events that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to holders of notes upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, such terms are limited and may not be sufficient to protect your investment in the notes.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to another person or group may be uncertain.

The definition of the term “change of control triggering event” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a “change of control triggering event,” we would not be required to offer to repurchase your notes prior to their maturity.

The indenture does not limit the amount of debt that we may incur.

The indenture does not limit the amount of debt that we may incur. The indenture does not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.

Our existing and future debt may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the notes.

After giving effect to the transactions described under “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Capitalization,” our total indebtedness at March 31, 2017 would have been approximately $11.8 billion. Additionally, we have the ability under our existing credit facilities to incur substantial additional debt in the future. Our level of indebtedness could have important consequences to you. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less debt.

Additionally, any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, would have a material adverse effect on us.

Active trading markets for the notes may not develop.

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that trading markets for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any markets that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading markets that develop would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

Risks Relating to the Acquisition

The Acquisition may not occur at all, may not occur in the expected time frame or may involve the divestiture of certain businesses, which may negatively affect our future business and financial results.

Completion of the Acquisition is not assured and is subject to the satisfaction or waiver of customary closing conditions, including, among others, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other required antitrust approvals.

The Acquisition is subject to risks and uncertainties, including the risk that the necessary regulatory approvals will not be obtained, the risk that the parties to the Merger Agreement may be required to divest certain businesses or assets in connection with the Acquisition or that other closing conditions will not be satisfied. For example, in connection with obtaining the required regulatory approvals, Sherwin-Williams and/or Valspar may be required to divest assets of their respective businesses. We are not required to consummate the Acquisition if antitrust authorities require the divestiture of assets of Valspar or us representing, in the aggregate, more than $1.5 billion in net sales, which for purposes of such calculation uses net sales for the applicable Valspar assets calculated as of October 30, 2015 (subject to certain exclusions). In addition, if these divested businesses represent, in the aggregate, less than $1.5 billion in net sales but more than $650 million in net sales, which for purposes of such calculation uses net sales for the applicable Valspar assets calculated as of October 30, 2015 (subject to certain exclusions), then the per share consideration paid to Valspar stockholders in connection with the Acquisition will be $105.00 in cash instead of $113.00 in cash. We expect that we will be required to divest certain assets to obtain the requisite regulatory approvals. On April 11, 2017, Sherwin-Williams and Valspar entered into a definitive asset purchase agreement with Axalta to sell the Valspar Wood Coatings Business for an aggregate purchase price of approximately $420 million in cash to satisfy such divestiture requirement. The divestiture represents annual net sales below the threshold of $650 million of Valspar 2015 net sales and, accordingly, the Acquisition is expected to be completed at a price of $113.00 per share. If the Acquisition is not completed for any reason, including the inability to complete the sale of the Valspar Wood Coatings Business to Axalta, if there are significant delays in completing the Acquisition or if the Acquisition involves the divestiture of businesses with net sales in excess of what we currently expect to be required to divest, it could negatively affect the trading prices of our common stock and our future business and financial results and could result in our failure to realize certain synergies relating to the Acquisition.

Our obligation to complete the Acquisition is not subject to a financing condition.

Our obligation to complete the Acquisition is not subject to a financing condition. We have obtained committed financing for $9.3 billion to pay a substantial portion of the purchase price for the Acquisition. If any of the banks in the committed financing facilities are unable to perform their commitments, we may be required to finance a portion of the purchase price of the Acquisition at interest rates higher than currently expected.

We may not realize the growth opportunities and cost synergies that are anticipated from the Acquisition.

The benefits that are expected to result from the Acquisition will depend, in part, on our ability to realize the anticipated growth opportunities and cost synergies as a result of the Acquisition. Our success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on whether the Company or Valspar is required to divest assets of their respective businesses and on the successful integration of Valspar. There is a significant degree of difficulty and management distraction inherent in the process of integrating an acquisition as significant as Valspar. The process of integrating operations could cause an interruption of, or loss of momentum in, our and Valspar’s activities. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our company, service existing customers, attract new customers, and develop new products or strategies. If senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer. There can be no assurance that we will successfully or cost-effectively integrate Valspar. The failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Even if we are able to integrate Valspar successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies that we currently expect from this integration, and we cannot guarantee that these benefits will be achieved within anticipated time frames or at all. For example, we may not be able to eliminate duplicative costs. Moreover, we may incur substantial expenses in connection with the integration of Valspar. While it is anticipated that certain expenses will be incurred to achieve cost synergies, such expenses are difficult to estimate accurately and may exceed current estimates. Accordingly, the benefits from the Acquisition may be offset by costs incurred to, or delays in, integrating the businesses.

We will incur a substantial amount of debt to complete the Acquisition. To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We also depend on the business of our subsidiaries to satisfy our cash needs. If we cannot generate the required cash, we may not be able to make the necessary payments required under our indebtedness.

As of March 31, 2017, without giving effect to the Acquisition or any related transactions, we had total debt of approximately $1,954 million. We have the ability under our existing credit facilities to incur substantial additional indebtedness in the future, and we plan to incur significant additional indebtedness in the event we complete the Acquisition. We expect to incur approximately $8.0 billion of debt to complete the Acquisition. Our ability to make payments on our debt, fund our other liquidity needs, and make planned capital expenditures will depend on our ability to generate cash in the future. Our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot guarantee that our business will generate sufficient cash flow from our operations or that future borrowings will be available to us in an amount sufficient to enable us to make payments of our debt, fund other liquidity needs and make planned capital expenditures.

The degree to which we are currently leveraged and will be leveraged following the completion of the Acquisition could have important consequences for shareholders. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less debt.

Additionally, any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, would have a material adverse effect on us.

A significant portion of our operations are conducted through our subsidiaries. As a result, our ability to generate sufficient cash flow for our needs is dependent to some extent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on our debt or to provide us with funds to meet our cash flow needs, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Finally, changes in the laws of foreign jurisdictions in which we operate may adversely affect the ability of some of our foreign subsidiaries to repatriate funds to us.

Our results of operations, cash flow or financial condition may be negatively impacted if we do not successfully integrate future acquisitions into our existing operations and if the performance of the businesses we acquire do not meet our expectations.

We have historically made strategic acquisitions of businesses in the paint and coatings industry and will likely acquire additional businesses in the future as part of our long-term growth strategy. The success of future acquisitions, including Valspar, depends in large part on our ability to integrate the operations and personnel of the acquired companies and manage challenges that may arise as a result of the acquisitions, particularly when the acquired businesses operate in new or foreign markets. In the event that we do not successfully integrate such future acquisitions into our existing operations so as to realize the expected return on our investment, our results of operations, cash flow or financial condition could be adversely affected.

The unaudited pro forma financial statements included in this prospectus supplement are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Acquisition.

The unaudited pro forma financial statements contained in this prospectus supplement are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates, and may not be an indication of the combined company’s financial condition or results of operations following the Acquisition for several reasons. The actual financial condition and results of operations of the combined company following the Acquisition may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Acquisition. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the value of the notes after completion of the Acquisition.

The unaudited pro forma financial statements contained in this prospectus supplement have been prepared by, and are the responsibility of, Sherwin-Williams. Moreover, neither Sherwin-William’s independent accountants, Ernst and Young, LLP, Valspar’s independent accountants, Ernst and Young, LLP, nor any other independent accountants have compiled, examined or performed any procedures with respect to the unaudited pro forma financial statements contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, each of Ernst and Young, LLP (as Sherwin-William’s independent accountants) and Ernst and Young, LLP (as Valspar’s independent accountants) assumes no responsibility for, and disclaims any association with, the unaudited pro forma financial statements. The reports of Ernst and Young, LLP (as Sherwin-William’s independent accountants) and Ernst and Young, LLP (as Valspar’s independent accountants) incorporated by reference herein relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this prospectus supplement and should not be read to do so. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference, contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance (including sales and earnings), expected growth, future business plans and the costs and potential liability for environmental-related matters and the lead pigment and lead-based paint litigation. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology.

Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside Sherwin-Williams’ or Valspar’s control, that could cause actual results to differ materially from such statements and from Sherwin-Williams’ or Valspar’s historical results and experience. These risks, uncertainties and other factors include such things as:

•	general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry;

•

legal, regulatory and other matters that may affect the timing of Sherwin-Williams’ or Valspar’s ability to complete the Acquisition, if at all, for any reason, including obtaining regulatory approval of the divestiture of assets related to the Valspar Wood Coatings Business, and the potential for regulatory authorities to require additional divestitures in connection with the Acquisition;

•	Sherwin-Williams’ ability to successfully integrate past and future acquisitions into its existing operations, including Valspar, as well as the performance of the businesses acquired;

•	risks inherent in the achievement of cost synergies and the timing thereof for the Acquisition;

•	competitive factors, including pricing pressures and product innovation and quality;

•	changes in raw material and energy supplies and pricing;

•	changes in relationships with customers and suppliers;

•	the ability to attain cost savings from productivity initiatives;

•

changes in general domestic economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions, and changing government policies, laws and regulations;

•

risks and uncertainties associated with Sherwin-Williams’ expansion into and its operations in Asia, Europe, South America and other foreign markets, including general economic conditions, inflation rates, recessions, foreign currency exchange rates, foreign investment and repatriation restrictions, legal and regulatory constraints, civil unrest and other external economic and political factors;

•	the achievement of growth in foreign markets, such as Asia, Europe and South America;

•	increasingly stringent domestic and foreign governmental regulations, including those affecting health, safety and the environment;

•	inherent uncertainties involved in assessing potential liability for environmental-related activities;

•

other changes in governmental policies, laws and regulations, including changes in accounting policies and standards and taxation requirements (such as new tax laws and new or revised tax law interpretations);

•

the nature, cost, quantity and outcome of pending and future litigation and other claims, including the lead pigment and lead-based paint litigation, and the effect of any legislation and administrative regulations relating thereto; and

•	unusual weather conditions.

Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and Sherwin-Williams undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $5.95 billion from this offering, after deducting the underwriting discount, but before deducting estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with borrowings under our new term loan and cash on hand, to finance, in part, the Acquisition and transaction-related expenses (including retiring certain Valspar debt and paying transaction costs). The closing of this offering is expected to occur prior to the consummation of the Acquisition. If the Acquisition is not consummated for any reason, we will be required to redeem the notes in a special mandatory redemption. Pending final use, we may invest the net proceeds from this offering in short-term marketable securities.

On April 13, 2016, we entered into a 364-day bridge credit agreement with a syndicate of lenders, Citibank, N.A., as administrative agent, and Citigroup Global Markets Inc., as sole lead arranger and sole bookrunner, which we refer to as the “Bridge Credit Agreement.” Under the Bridge Credit Agreement, we may request bridge loans in an aggregate amount not to exceed $7.3 billion. We intend to issue the notes in this offering in lieu of borrowing under the bridge facility. See “Description of Other Indebtedness” for a discussion of the bridge facility and the new term loan.

The following table sets forth the anticipated sources and uses of funds in connection with this offering and the Acquisition.

Sources of Funds		Uses of Funds
(in millions)
New term loan	$2,000	Purchase of Valspar equity	$9,250
Cash on hand	1,400	Exchange for Valspar Notes(1)(2)	1,550
2020 notes offered hereby	1,500	Estimated fees, costs & expenses(3)	150

2022 notes offered hereby	1,250	Total uses	$10,950

2024 notes offered hereby	500
2027 notes offered hereby	1,500
2047 notes offered hereby	1,250
Sherwin-Williams Exchange Notes(1)	1,550

Total sources	$10,950

(1)	On May 2, 2017, we commenced the Exchange Offers for any and all of the Valspar Notes. The Exchange Offers and related Consent Solicitations are scheduled to expire at 5:00 p.m., New York City time, on May 31, 2017, unless extended or earlier terminated. The consummation of the Exchange Offers is conditioned upon, among other things, the consummation of the Acquisition. Assumes all of the outstanding Valspar Notes are validly tendered, accepted and exchanged in the Exchange Offers.
(2)	Does not include approximately $300 million of short-term borrowings of Valspar that will remain outstanding following the consummation of the Acquisition, including commercial paper borrowings used to repay $150.0 million aggregate principal amount of Valspar senior notes that matured on May 1, 2017.
(3)	Includes transaction fees and expenses, including underwriting discount.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:(1)

	Fiscal Years Ended December 31,					Three Months Ended March 31,
	2016	2015	2014	2013	2012	2017
Ratio of earnings to fixed charges	6.5x	9.1x	7.7x	7.4x	7.2x	6.0x

The following table sets forth our pro-forma ratio of consolidated earnings to fixed charges (after giving effect to the transactions described under “Unaudited Pro Forma Condensed Consolidated Financial Information”) for the periods presented:

	Fiscal Year Ended December 31,	Three Months Ended March 31,
	2016	2017
Pro Forma Ratio of earnings to fixed charges	3.8x	2.7x

The ratio of earnings to fixed charges is computed by dividing fixed charges into income before taxes. Fixed charges consist of interest expense, net, including amortization of discount and financing costs and the portion of operating rental expense that management believes is representative of the interest component of rent expense. The interest expense included in fixed charges above reflects only interest on third-party indebtedness and excludes any interest expense accrued on uncertain tax positions, as permitted by Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 740, Income Taxes.

(1)	In connection with the Acquisition, we will incur a substantial amount of debt. The ratio of earnings to fixed charges for the fiscal years ended 2016, 2015, 2014, 2013 and 2012 does not take into account the consummation of the Acquisition, including debt to be assumed from Valspar and debt to be issued in connection with the Acquisition.

CAPITALIZATION

The following table sets forth:

•	our consolidated capitalization as of March 31, 2017, on an actual basis; and

•

our unaudited consolidated capitalization as of March 31, 2017, as adjusted to give effect to this offering and borrowings under our new term loan and the anticipated application of the proceeds therefrom and cash on hand in connection with the consummation of the Acquisition as described under “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements, the related notes thereto and other financial information contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, which is incorporated by reference in this prospectus supplement, as well as “Unaudited Pro Forma Condensed Consolidated Financial Information” and the other financial information included or incorporated by reference in this prospectus supplement.

	As of March 31, 2017
	Actual	As adjusted(1)
	(dollars in thousands)
Debt(2):
Short-term debt:
Short-term borrowings	$41,909	$178,471
Current portion of long-term debt(3)(4)	700,786	850,893

Total short-term debt	742,695	1,029,364
Long-term debt:
New term loan	—	2,000,000
3.450% senior notes due August 2025	396,987	396,987
7.375% debentures due February 2027	118,947	118,947
4.000% senior notes due December 2042	295,977	295,977
4.550% senior notes due August 2045	393,692	393,692
2.250% senior notes due 2020 offered hereby	—	1,493,955
2.750% senior notes due 2022 offered hereby	—	1,241,725
3.125% senior notes due 2024 offered hereby	—	496,115
3.450% senior notes due 2027 offered hereby	—	1,484,805
4.500% senior notes due 2047 offered hereby	—	1,230,475
Sherwin-Williams Exchange Notes(1)	—	1,588,299
Other(5)	5,909	5,909

Total long-term debt	1,211,512	10,746,886
Shareholders’ equity:
Common stock—$1.00 par value:
300,000,000 shares authorized, 93,128,304 shares outstanding	116,775	116,775
Preferred stock—convertible, no par value:
30,000,000 shares authorized, no shares outstanding	—	—
Other capital	2,547,621	2,547,621
Retained earnings	4,209,198	4,209,198
Treasury stock, at cost	(4,258,831)	(4,258,831)
Cumulative other comprehensive loss	(549,413)	(549,413)

Total shareholders’ equity	2,065,350	2,065,350

Total capitalization	$4,019,557	$13,841,600

(1)

Assumes (a) the consummation of the Acquisition, (b) the consummation of the Exchange Offers (assuming that all Valspar Notes are validly tendered, accepted and exchanged in the Exchange Offers as described below under “Description of Other Indebtedness—Exchange Offers for Certain Valspar Debt Securities”), (c) the issuance of the notes in this offering (in lieu of borrowing under the bridge facility) and (d) borrowings of $2,000 million under the term loan.

(2)	The amounts shown are book values, which are net of debt issuance costs and unamortized discounts.
(3)	Includes $698.6 million in connection with our 1.35% senior notes that mature in December 2017.
(4)	“As Adjusted” amount includes $150.0 million aggregate principal amount of Valspar senior notes due May 1, 2017 that were repaid at maturity with commercial paper borrowings.
(5)	Other includes remaining outstanding senior notes due 2097 and borrowings by our foreign subsidiaries.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On March 19, 2016, Sherwin-Williams entered into the Merger Agreement among Sherwin-Williams, Valspar and Merger Sub, pursuant to which Sherwin-Williams agreed to acquire Valspar. Under the terms of the Merger Agreement, each share of Valspar common stock issued and outstanding immediately prior to the effective time of the Acquisition (other than shares held by Valspar, Sherwin-Williams or any of their respective wholly owned subsidiaries, including Merger Sub) will be converted into the right to receive $113.00 in cash, without interest. The completion of the Acquisition is subject to customary conditions, including, without limitation, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other required antitrust approvals.

In order to gain approval from the Federal Trade Commission to complete the Acquisition, Sherwin-Williams expects that it will be required to divest certain assets. If, in connection with obtaining the required regulatory approvals, the parties are required to divest assets of Valspar or Sherwin-Williams representing, in the aggregate, more than $650 million in net sales, which for purposes of such calculation uses net sales for the applicable Valspar assets calculated as of October 30, 2015, regardless of whether Valspar or Sherwin-Williams assets are divested, then the per share merger consideration will be reduced to $105.00 in cash. On April 11, 2017, Sherwin-Williams and Valspar entered into a definitive asset purchase agreement with Axalta to divest the assets related to the Valspar Wood Coatings Business for an aggregate purchase price of approximately $420 million in cash. The closing of the divestiture pursuant to the purchase agreement is expected to occur before the end of the second quarter of 2017, subject to the satisfaction or waiver of certain closing conditions. The divestiture represents annual net sales below the threshold of $650 million of Valspar 2015 net sales, such that the Acquisition is expected to be completed at a price of $113.00 per share. The completion of the Acquisition remains subject to customary conditions, including, without limitation, the receipt of antitrust approvals. Subject to the satisfaction or waiver of these conditions, Sherwin-Williams expects to complete the Acquisition before the end of the second quarter of 2017.

The following unaudited pro forma condensed consolidated financial information is based on the historical financial information of Sherwin-Williams and Valspar and has been prepared to reflect the proposed Acquisition and related financing transactions and the divestiture. We intend to finance the Acquisition, including the related payment of fees and expenses with cash on hand and new long-term debt. We have entered into a $7.3 billion Bridge Loan and a $2.0 billion Term Loan as committed financing for the Acquisition; however, we intend to issue new long-term debt prior to the closing of the Acquisition and do not intend to use the Bridge Loan.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of operating results that would have been achieved had the Acquisition and the divestiture been completed as of January 1, 2016 and does not intend to project the future financial results of Sherwin-Williams after the Acquisition and divestiture. The unaudited pro forma condensed consolidated balance sheet does not purport to reflect what our financial condition would have been had the Acquisition and divestiture closed on March 31, 2017 or for any future or historical period. The unaudited pro forma condensed consolidated statements of income and balance sheet do not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived.

Sherwin-Williams’ fiscal year ends on December 31, while Valspar utilizes a 52- or 53-week fiscal year that ends on or immediately preceding October 31. The unaudited pro forma condensed consolidated interim balance sheet combines the interim unaudited consolidated balance sheet of Sherwin-Williams as of March 31, 2017 and the unaudited condensed consolidated balance sheet of Valspar as of January 27, 2017. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2016 combines the consolidated statement of income of Sherwin-Williams for the year ended December 31, 2016 with the consolidated statement of operations of Valspar for the fiscal year ended October 28, 2016. The interim unaudited pro forma condensed consolidated statement of income for the three months ended March 31, 2017 combines the interim unaudited statement of consolidated income of Sherwin-Williams for the three months ended March 31, 2017 and the interim unaudited condensed consolidated statement of operations of Valspar for the three months ended January 27, 2017.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the following information:

•	Notes to the unaudited pro forma condensed consolidated financial information.

•	Sherwin-Williams’ Current Report on Form 8-K filed March 21, 2016, including the exhibits thereto.

•

Audited consolidated financial statements of Sherwin-Williams as of and for the year ended December 31, 2016, which are included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC.

•

Unaudited interim consolidated financial statements of Sherwin-Williams as of March 31, 2017 and the three months then ended, which are included in Sherwin-Williams’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, as filed with the SEC.

•

Audited consolidated financial statements of Valspar as of and for the fiscal year ended October 28, 2016, which are included in Valspar’s Annual Report on Form 10-K for the fiscal year ended October 28, 2016, as filed with the SEC.

•

Unaudited interim condensed consolidated financial statements of Valspar as of and for the three months ended January 27, 2017, which are included in Valspar’s Quarterly Report on Form 10-Q for the quarterly period ended January 27, 2017.

Unaudited Pro Forma Condensed Consolidated Statement of Income

(In thousands, except per share data)

	Sherwin- Williams Year Ended December 31, 2016	Valspar Year Ended October 28, 2016	Pro Forma Adjustments		Pro Forma Combined Year Ended December 31, 2016
Net sales	$11,855,602	$4,190,552	$(223,972)	(b)	$15,822,182
Cost of goods sold	5,933,337	2,654,968	(2,591)	(b), (c), (d), (e)	8,585,714
Gross profit	5,922,265	1,535,584	(221,381)		7,236,468
Percent to net sales	50.0%	36.6%			45.7%
Selling, general and administrative expenses	4,159,435	1,006,545	(16,854)	(b), (c), (d), (e)	5,149,126
Percent to net sales	35.1%	24.0%	7.5%		32.5%
Impairment of goodwill and trademarks	10,688				10,688
Interest expense	154,088	90,560	185,019	(a), (d)	429,667
Other	2,821	3,960			6,781
Income before income taxes	1,595,233	434,519	(389,546)		1,640,206
Income taxes	462,530	81,479	(172,752)	(f)	371,257
Net income	$1,132,703	$353,040	$(216,794)		$1,268,949
Net income per common share:
Basic	$12.33	$4.47			$13.82
Diluted	$11.99	$4.36			$13.43
Average shares outstanding - basic	91,838,603	79,009,955			91,838,603
Average shares and equivalents outstanding - diluted	94,488,086	81,019,976			94,488,086

Unaudited Pro Forma Condensed Consolidated Statement of Income

(In thousands, except per share data)

	Sherwin- Williams Three Months Ended March 31, 2017	Valspar Three Months Ended January 27, 2017	Pro Forma Adjustments		Pro Forma Combined Three Months Ended March 31, 2017
Net sales	$2,761,387	$907,652	$(54,816)	(b)	$3,614,223
Cost of goods sold	1,418,247	597,133	(3,624)	(b),(c),(d),(e)	2,011,756
Gross profit	1,343,140	310,519	(51,192)		1,602,467
Percent to net sales	48.6%	34.2%			44.3%
Selling, general and administrative expenses	1,016,211	235,928	5,420	(b),(c),(d),(e)	1,257,559
Percent to net sales	36.8%	26.0%	(9.9)%		34.8%
Interest expense	25,695	22,544	58,795	(a),(d)	107,034
Other	(5,371)	(676)			(6,047)
Income before income taxes	306,605	52,723	(115,407)		243,921
Income taxes	67,453	11,976	(47,598)	(f)	31,831
Net income	$239,152	$40,747	$(67,809)		$212,090

Net income per common share:
Basic	$2.58	$0.51			$2.29
Diluted	$2.53	$0.50			$2.24
Average shares outstanding - basic	92,550,559	79,269,937			92,550,559
Average shares and equivalents outstanding - diluted	94,541,859	81,341,377			94,541,859

Unaudited Pro Forma Condensed Consolidated Balance Sheet (as of period end)

(In thousands, except share data)

	Sherwin- Williams March 31, 2017	Valspar January 27, 2017	Pro Forma Adjustments		Pro Forma Combined March 31, 2017
Assets
Current assets:
Cash and cash equivalents	$1,017,808	$154,562	$(990,000)	(a), (b)	$182,370
Accounts receivable, less allowance	1,356,851	691,731	(22,503)	(b)	2,026,079
Inventories:
Finished goods	1,069,673	312,504	107,534	(b)	1,489,711
Work in process and raw materials	178,015	194,058	(10,420)	(b)	361,653

	1,247,688	506,562	97,114		1,851,364
Other current assets	254,317	151,167	(30,865)	(b), (e)	374,619

Total current assets	3,876,664	1,504,022	(946,254)		4,434,432
Goodwill	1,129,783	1,262,481	4,129,415	(b)	6,521,679
Intangible assets	252,934	608,095	6,125,641	(b)	6,986,670
Deferred pension assets	224,212				224,212
Other assets	442,215	125,641	30,622	(b), (e)	598,478
Property, plant and equipment, net	1,063,095	657,870	162,878	(b)	1,883,843

Total Assets	$6,988,903	$4,158,109	$9,502,302		$20,649,314

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$41,909	$136,562	$—		$178,471
Accounts payable	1,221,778	524,559	(15,828)	(b)	1,730,509
Current portion of long-term debt	700,786	150,107	—		850,893
Other accruals	974,529	368,550	(9,597)	(b)	1,333,482

Total current liabilities	2,939,002	1,179,778	(25,425)		4,093,355
Long-term debt	1,211,512	1,543,302	7,994,997	(a), (b)	10,749,811
Postretirement benefits other than pensions	252,031				252,031
Other long-term liabilities	521,008	366,668	2,601,091	(b)	3,488,767
Total shareholders’ equity	2,065,350	1,068,361	(1,068,361)	(b)	2,065,350

Total Liabilities and Shareholders’ Equity	$6,988,903	$4,158,109	$9,502,302		$20,649,314

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

1. Basis of Presentation

The unaudited pro forma condensed consolidated financial information presented here is based on the historical financial information of Sherwin-Williams and Valspar, as previously provided in or derived from filings with the SEC. The unaudited pro forma condensed consolidated balance sheet combines the interim unaudited consolidated balance sheet of Sherwin-Williams as of March 31, 2017 and the interim unaudited condensed consolidated balance sheet of Valspar as of January 27, 2017. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2016 combines the statement of consolidated income of Sherwin-Williams for the year ended December 31, 2016 with the consolidated statement of operations of Valspar for the fiscal year ended October 28, 2016. The interim unaudited pro forma statement of condensed consolidated income for the three months ended March 31, 2017 combines the interim unaudited statement of consolidated income of Sherwin- Williams for the three months ended March 31, 2017 and the interim unaudited condensed consolidated statement of operations of Valspar for the three months ended January 27, 2017.

Pro forma adjustments reflected in the unaudited pro forma condensed consolidated balance sheet are based on items that are directly attributable to the proposed Acquisition and related financings and the Divestiture that are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of income are based on items directly attributable to the proposed Acquisition and related financings, and that are factually supportable and expected to have a continuing impact on Sherwin-Williams.

At this time, Sherwin-Williams has not completed a detailed valuation analyses to determine the fair values of Valspar’s assets and liabilities. Accordingly, the unaudited pro forma condensed consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. Additionally, Sherwin-Williams has not yet completed the due diligence necessary to identify all of the adjustments required to conform Valspar’s accounting policies to Sherwin-Williams’ accounting policies or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of Valspar’s assets and liabilities, including, but not limited to brands, trademarks and other intangible assets and assumed debt that will give rise to future amounts of depreciation and amortization expense that are not reflected in this unaudited pro forma condensed consolidated financial information. Accordingly, once the necessary due diligence has been performed, the final purchase price has been determined and the purchase price allocation has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed consolidated financial information. Additionally, the unaudited pro forma condensed consolidated statements of income do not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on the consolidated results of income in periods following the completion of the Acquisition.

Certain amounts in Valspar’s historical financial statements have been reclassified to conform to Sherwin Williams’ presentation.

2. Unaudited Pro Forma Condensed Consolidated Financial Information Compared to Historical Financial Information

The unaudited pro forma condensed consolidated statement of income for the fiscal year ended December 31, 2016 combines the consolidated statement of income of Sherwin-Williams for the year ended December 31, 2016 with the consolidated statement of operations of Valspar for the fiscal year ended October 28, 2016. The unaudited pro forma condensed consolidated statements of income include adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as of January 1, 2016. The unaudited pro forma condensed consolidated financial information does not include the impact of potential cost savings or other operating efficiencies that could result from the Acquisition.

The interim unaudited pro forma condensed consolidated statement of income for the three months ended March 31, 2017 combines the interim unaudited statement of consolidated income of Sherwin-Williams for the three months ended March 31, 2017 with the interim unaudited condensed consolidated statement of operations of Valspar for the three months ended January 27, 2017. The interim unaudited pro forma condensed consolidated statements of income include adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as of January 1, 2016. The interim unaudited pro forma condensed consolidated financial information does not include the impact of potential cost savings or other operating efficiencies that could result from the Acquisition.

The unaudited pro forma condensed consolidated balance sheet combines the interim unaudited consolidated balance sheet of Sherwin-Williams as of March 31, 2017 and the interim unaudited condensed consolidated balance sheet of Valspar as of January 27, 2017. The unaudited pro forma condensed consolidated balance sheet includes adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as of March 31, 2017. We have based the unaudited pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. The adjustments reflect our preliminary estimates of the purchase price allocation, which may change materially upon finalization of appraisals and other valuation studies that are in process.

The following items resulted in adjustments reflected in the unaudited pro forma condensed consolidated financial information:

(a) The unaudited pro forma condensed consolidated balance sheet reflects the cash proceeds and debt liability from the expected issuance of new long-term debt, including the expected completion of an exchange of new Sherwin-Williams notes for Valspar’s current outstanding long-term debt with principal amounts of approximately $1.550 billion. Certain adjustments related to the debt exchange have not been made because they cannot be estimated. The unaudited pro forma condensed consolidated income statement reflects the estimated interest expense on the new debt expected to be issued. The rates shown below reflect management’s current estimates of the interest rates for the new long-term debt. A change of 0.125% in the interest rate would change interest expense on a pro forma basis by $2.5 million for the three months ended March 31, 2017 and $10.0 million for the year ended December 31, 2016.

			Estimated Interest Expense
(in millions, except rate data)	Assumed Weighted Average Interest Rate	Balance	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Term loan	2.75%	$2,000	$14	$55
Senior notes	3.45%	6,000	52	207
Debt issuance costs		(50)	1	4
Amortization of interest rate lock unrealized gain			(3)	(8)

Total		$7,950	$64	$258

(b) The unaudited pro forma condensed consolidated balance sheet reflects the expected purchase price of the Acquisition and a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. The unaudited pro forma condensed consolidated balance sheet and income statements include the estimated impact of the Divestiture. The assumed common stock shares outstanding of Valspar, including accelerated vested stock compensation shares, is estimated to be approximately 83 million shares to be purchased at $113 per share, per the Merger Agreement. As a result, the estimated purchase price for the closing of the Acquisition will be approximately $9.4 billion. The purchase price will be primarily allocated to finite lived intangible assets along with goodwill and infinite lived intangible assets. Finite-lived intangible assets are expected to be amortized over weighted average lives of approximately 20 years. The purchase accounting adjustment of approximately $2.6 billion in Other long-term liabilities is primarily related to estimated deferred tax liability.

(c) The unaudited pro forma condensed consolidated income statements include pro forma adjustments for estimated amortization expense resulting from the purchase accounting valuation adjustments (see (b)).

(d) The unaudited pro forma condensed consolidated income statements include pro forma adjustments for costs directly associated with the Acquisition, including financing fees and advisory and other professional services.

(e) The unaudited pro forma condensed consolidated balance sheet and income statements include pro forma adjustments to align Valspar’s accounting policies with those of Sherwin-Williams. Included in these adjustments is the reclassification of Valspar’s research and development costs from Selling, general and administrative expense to Cost of goods sold. Also, the adjustments to Valspar’s financial statement amounts include the adoption of ASU No. 2016-09 which reduced Income taxes by $14.6 million for the year ended December 31, 2016.

(f) The unaudited pro forma adjustments to Income taxes have been calculated using the applicable statutory rates in effect during the respective periods.

DESCRIPTION OF OTHER INDEBTEDNESS

Bank of America Credit Agreement

On July 16, 2015, we entered into a new five-year Credit Agreement (as amended by Amendment No. 1 to Credit Agreement, dated as of April 13, 2016, the “BAML Credit Agreement”) with Sherwin-Williams Canada Inc. (“SW Canada”), Sherwin-Williams Luxembourg S.à r.l. (“SW Luxembourg”) and Sherwin-Williams UK Holding Limited (“SW UK,” and together with us, SW Canada and SW Luxembourg, the “Borrowers”) and a syndicate of lenders, including Bank of America, N.A., acting as domestic administrative agent (the “Domestic Administrative Agent”), Bank of America, National Association, acting as Canadian administrative agent (the “Canadian Administrative Agent,” and together with the Domestic Administrative Agent, the “Administrative Agents”), Wells Fargo Bank, National Association, acting as syndication agent, JPMorgan Chase Bank, N.A., Citibank, N.A. and U.S. Bank National Association, acting as co-documentation agents and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and U.S. Bank National Association, acting as joint lead arrangers and joint bookrunners. Under the BAML Credit Agreement, we may request revolving loans in an aggregate amount not to exceed $1.35 billion, which amount may be increased, subject to customary conditions, up to an additional amount of $500 million. The BAML Credit Agreement will mature on July 16, 2020, and provides us with the right to request that the lenders extend the maturity date for two additional periods of one year each. As of March 31, 2017, there was $16.0 million in outstanding borrowings under the BAML Credit Agreement.

At our election, borrowings under the BAML Credit Agreement will bear interest for each such interest period either at (i) the Eurocurrency Rate plus the Applicable Rate for each Eurocurrency borrowing, or (ii) the Alternate Base Rate plus the Applicable Rate for each ABR borrowing. The applicable rate margin over each Eurocurrency borrowing may range from a minimum of 0.75% to a maximum of 1.75% based on our index debt ratings. The applicable rate margin over each ABR borrowing may range from a minimum of 0.00% to a maximum of 0.75% based on our index debt ratings. Each capitalized term used in this paragraph and not otherwise defined in this prospectus supplement shall have the meaning assigned to such term in the BAML Credit Agreement.

The BAML Credit Agreement replaced (i) our existing five-year Credit Agreement, dated July 8, 2011 (as amended, the “Sherwin-Williams Prior Credit Agreement”) with a syndicate of lenders, including Bank of America, N.A., acting as administrative agent, Wells Fargo Bank, N.A., acting as syndication agent, and JPMorgan Chase Bank, N.A. and Citibank, N.A., acting as co-documentation agents; (ii) SW Canada’s existing five-year Credit Agreement, dated June 29, 2012 (as amended, the “SW Canada Prior Credit Agreement”) with Sherwin-Williams, as guarantor, and a syndicate of lenders, including KeyBank National Association, acting as joint lead arranger, sole bookrunner and administrative agent, and PNC Bank, National Association, acting as joint lead arranger and syndication agent; and (iii) SW Luxembourg’s existing five-year Credit Agreement, dated September 19, 2012 (as amended, the “SW Luxembourg Prior Credit Agreement,” and together with the Sherwin-Williams Prior Credit Agreement and the SW Canada Prior Credit Agreement, the “Prior Credit Agreements”) with Sherwin-Williams, as guarantor, and a syndicate of lenders, including J.P. Morgan Europe Limited, acting as administrative agent and L/C issuer, J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and HSBC Securities (USA) Inc., acting as joint lead arrangers and bookrunners, and Citigroup Global Markets Inc. and HSBC Securities (USA) Inc., acting as syndication agents. The Prior Credit Agreements were terminated effective July 16, 2015.

The BAML Credit Agreement contains representations, warranties, covenants and events of default substantially the same as those contained in the Prior Credit Agreements. The BAML Credit Agreement contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, noncompliance with covenants and bankruptcy related events. If certain of these or other events of default occur, the Administrative Agents may decide to, or lenders with a majority of the outstanding loans or commitments may require the Administrative Agents to, accelerate amounts due under the BAML Credit Agreement. The BAML Credit Agreement also contains a financial covenant that provides that our consolidated leverage ratio (total indebtedness to EBITDA) may not exceed 3.50 to 1.00; provided that on and after the closing date of the Acquisition (the “Closing Date”), the Company will not permit the Leverage Ratio (as defined in the BAML Credit Agreement) at any time to exceed 5.25 to 1.00, which level shall step down to (i) 4.75 to 1.00 on the first day after the end of the third full fiscal quarter after the Closing Date, (ii) 4.25 to 1.00 on the first day after the end of the sixth full fiscal quarter after the Closing Date, (iii) 3.75 to 1.00 on the first day after the end of the eighth full fiscal quarter after the Closing Date and (iv) 3.50 to 1.00 on the first day after the end of the tenth full fiscal quarter after the Closing Date and thereafter.

The foregoing description of the BAML Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the BAML Credit Agreement, which is incorporated by reference herein.

Citibank Credit Agreements

On April 23, 2012, we entered into a Five Year Credit Agreement with Citicorp USA, Inc. (as amended by Five Year Credit Agreement Amendment No. 1, dated as of April 25, 2012, and Five Year Credit Agreement Amendment No. 2, dated as of May 7, 2012, the “2012 Citibank Credit Agreement”). Under the 2012 Citibank Credit Agreement, we have the right to borrow up to an aggregate amount of $250 million. The 2012 Citibank Credit Agreement matures on June 20, 2017. As of March 31, 2017, there were no outstanding borrowings under the Citibank Credit Agreement.

On May 9, 2016, we entered into a Credit Agreement with Citicorp USA, Inc. (as amended by Amendment No. 1 to the Credit Agreement, dated as of May 12, 2016, Amendment No. 2 to the Credit Agreement, dated as of June 20, 2016, Amendment No. 3 to the Credit Agreement, dated as of August 1, 2016, Amendment No. 4 to the Credit Agreement, dated as of January 31, 2017, Amendment No. 5 to the Credit Agreement, dated as of February 13, 2017, and Amendment No. 6 to the Credit Agreement, dated as of February 27, 2017, as so amended, supplemented or otherwise modified, the “2016 Citibank Credit Agreement”, and together with the 2012 Citibank Credit Agreement, the “Citibank Credit Agreements”). Under the 2016 Citibank Credit Agreement, we have the right to borrow up to an aggregate amount of $350 million, $200 million of which will mature on June 20, 2021 and the remainder of which will mature on December 20, 2021. As of March 31, 2017, there were no outstanding borrowings under the Citibank Credit Agreement.

The Citibank Credit Agreements contain representations, warranties, covenants and events of default substantially the same as those contained in the BAML Credit Agreement other than the financial covenant. The Citibank Credit Agreements contain customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, noncompliance with covenants and bankruptcy related events.

At our election, borrowings under the Citibank Credit Agreements will bear interest for each such interest period either at (i) the applicable LIBO Rate multiplied by the applicable Statutory Reserve Rate for Eurodollar rate loans, plus the applicable Lender Funding Supplement for Eurodollar rate loans, or (ii) the Alternate Base Rate, which is the higher of either the applicable Base Rate or the applicable Federal Funds Effective Rate plus 0.5%, plus the applicable Lender Funding Supplement for ABR rate loans. Each capitalized term used in this paragraph and not otherwise defined in this prospectus supplement shall have the meaning assigned to such term in the Citibank Credit Agreements.

The foregoing description of the Citibank Credit Agreements does not purport to be complete, and is qualified in its entirety by reference to the full text of the Citibank Credit Agreements, which are incorporated by reference herein.

364-Day Bridge Credit Agreement

On April 13, 2016, we entered into a 364-day bridge credit agreement (the “Bridge Credit Agreement”) with a syndicate of lenders, Citibank, N.A., as administrative agent (the “Bridge Agent”), and Citigroup Global Markets

Inc., as sole lead arranger and sole bookrunner. Under the Bridge Credit Agreement, we may request bridge loans in an aggregate amount not to exceed $7.3 billion. The Bridge Credit Agreement will mature 364 days after the date upon which the Acquisition closes and the conditions precedent under the Bridge Credit Agreement are satisfied. As of March 31, 2017, there were no outstanding borrowings under the Bridge Credit Agreement.

The proceeds of the Bridge Credit Agreement must be used to pay a portion of the cash consideration in connection with the Acquisition and other fees and expenses related thereto. The loans under the Bridge Credit Agreement will be funded by the lenders upon the satisfaction of certain conditions, including the consummation of the Acquisition. The commitments under the bridge facility shall be reduced on a dollar for dollar basis by the aggregate principal amount of notes issued under the offering contemplated hereby. We intend to issue the notes offered hereby prior to the closing of the Acquisition in lieu of borrowing under the bridge facility.

At our election, borrowings under the Bridge Credit Agreement will bear interest either at (i) the eurodollar rate plus an applicable margin, or (ii) the base rate plus an applicable margin. The eurodollar rate for an interest period is the rate per annum equal to the London interbank offered rate (“LIBOR”) for such interest period. The applicable interest rate margin over the eurodollar rate may range from a minimum of 1.00% to a maximum of 2.50% based on the ratings of Sherwin-Williams’ senior unsecured long-term debt securities (the “Senior Debt Ratings”) and based on the period for which the bridge loans are outstanding. The base rate is a fluctuating rate per annum equal to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime lending rate of Citibank, N.A., and (iii) the eurodollar rate determined on a daily basis for a one-month interest period plus 100 basis points; provided that if the base rate is less than zero, such rate shall be deemed zero for purposes of the Bridge Credit Agreement. The applicable interest rate margin over the base rate may range from a minimum of 0.00% to a maximum of 1.50% based on the Senior Debt Ratings and the period for which the bridge loans are outstanding.

The Bridge Credit Agreement contains representations, warranties, covenants and events of default substantially the same as those contained in the BAML Credit Agreement. The Bridge Credit Agreement contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, noncompliance with covenants and bankruptcy-related events. If certain of these or other events of default occur, the Bridge Agent may decide to, or lenders with a majority of the outstanding loans or commitments may require the Bridge Agent to, accelerate amounts due under the Bridge Credit Agreement. The Bridge Credit Agreement also contains a financial covenant that provides that after the closing of the Acquisition, our consolidated leverage ratio (total indebtedness to EBITDA) may not exceed 5.25 to 1.00.

The foregoing description of the Bridge Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Bridge Credit Agreement, which is incorporated by reference herein.

Term Loan Credit Agreement

On April 13, 2016, we entered into a term loan credit agreement (the “Term Loan Credit Agreement”) with a syndicate of lenders, Citibank, N.A., as administrative agent (the “Term Loan Agent”), Wells Fargo Bank, National Association, Morgan Stanley Senior Funding, Inc. and PNC Bank, National Association, as co-syndication agents and Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Morgan Stanley Senior Funding, Inc., and PNC Capital Markets LLC, acting as joint lead arrangers and joint bookrunners. Under the Term Loan Credit Agreement, we may request term loans in an aggregate amount not to exceed $2 billion. The proceeds of the Term Loan Credit Agreement will be used to pay a portion of the cash consideration in connection with the Acquisition and other fees and expenses related thereto. As of March 31, 2017, there were no outstanding borrowings under the Term Loan Credit Agreement.

The Term Loan Credit Agreement requires us to repay each quarter (i) after the Closing Date but before the first anniversary of the Closing Date, 0% of the aggregate principal amount outstanding on the Closing Date, (ii) after the first anniversary of the Closing Date but before the second anniversary of the Closing Date, 5% of the aggregate principal amount outstanding on the Closing Date, (iii) after the second anniversary of the Closing Date but before the fourth anniversary of the Closing Date, 6.25% of the aggregate principal amount outstanding on the Closing Date, and (iv) after the fourth anniversary of the Closing Date but before the fifth anniversary of the Closing Date, 7.50% of the aggregate principal amount outstanding on the Closing Date. The Term Loan Credit Agreement will mature five years after the date upon which the Acquisition closes and the conditions precedent under the Term Loan Credit Agreement are satisfied.

At our election, borrowings under the Term Loan Credit Agreement will bear interest either at (i) the eurodollar rate plus an applicable margin, or (ii) the base rate plus an applicable margin. The eurodollar rate for an interest period is the rate per annum equal to the LIBOR for such interest period. The applicable interest rate margin over the eurodollar rate may range from a minimum of 1.00% to a maximum of 1.75% based on the Senior Debt Ratings. The base rate is a fluctuating rate per annum equal to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime lending rate of Citibank, N.A., and (iii) the eurodollar rate determined on a daily basis for a one-month interest period plus 100 basis points; provided that if the base rate is less than zero, such rate shall be deemed zero for purposes of the Term Loan Credit Agreement. The applicable interest rate margin over the base rate may range from a minimum of 0.00% to a maximum of 0.75% based on the Senior Debt Ratings.

The Term Loan Credit Agreement contains representations, warranties, covenants and events of default substantially the same as those contained in the BAML Credit Agreement. The Term Loan Credit Agreement contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, noncompliance with covenants and bankruptcy-related events. If certain of these or other events of default occur, the Term Loan Agent may decide to, or lenders with a majority of the outstanding loans or commitments may require the Term Loan Agent to, accelerate amounts due under the Term Loan Credit Agreement. The Term Loan Credit Agreement also contains a financial covenant that provides that our consolidated leverage ratio (total indebtedness to EBITDA) may not exceed 5.25 to 1.00 after the Closing Date, and which level decreases over time (to a minimum of 3.50 to 1.00).

The foregoing description of the Term Loan Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Term Loan Credit Agreement, which is incorporated by reference herein.

Sherwin-Williams Long-Term Debt

As of March 31, 2017, we had an aggregate principal amount of $1,926,988 of debt securities outstanding. The specific principal amounts, maturity and interest rates of these debt securities are set forth in the following table.

	Principal Amount
	(in thousands)
1.35% Senior Notes due December 2017	$700,000
3.45% Senior Notes due August 2025	400,000
7.375% Debentures due February 2027	119,400
4.00% Senior Notes due December 2042	300,000
4.55% Senior Notes due August 2045	400,000
7.45% Debentures due February 2097	3,500
2.02% to 8.00% Promissory Notes due through 2029	4,088

Total	$1,926,988	(1)

(1)	Does not give effect to (a) the consummation of the Acquisition, (b) the consummation of the Exchange Offers, and (c) the issuance of notes in this offering.

Sherwin-Williams Senior Notes

Our 2025 senior notes and 2045 senior notes were issued under the indenture, dated as of July 31, 2015, between us and Wells Fargo Bank, National Association, as trustee. Our 2017 senior notes, 2042 senior notes, 2027 debentures and 2097 debentures were issued under an indenture, dated as of February 1, 1996, between us and The Bank of New York Mellon (as successor to Chemical Bank), as trustee.

The senior notes and the debentures are our direct, unsecured obligations and are not guaranteed by any of our subsidiaries. The indentures do not limit the amount of other debt that may be incurred by us or our subsidiaries. The indentures restrict our ability to consolidate, merge or sell all or substantially all of our assets. These existing senior notes have substantially the same covenants, change of control provisions and events of default as provided with respect to the notes as described below in “Description of Notes.”

Valspar Long-Term Debt

As of January 27, 2017, Valspar had an aggregate principal amount of $1,550,000,000 of debt securities outstanding, excluding $150,000,000 aggregate principal amount of 6.05% Notes due May 1, 2017. The specific principal amounts, maturity and interest rates of these debt securities are set forth in the following table:

	Principal Amount
	(in thousands)
7.25% Notes due 2019	$300,000
4.20% Notes due 2022	400,000
3.30% Notes due 2025	250,000
3.95% Notes due 2026	350,000
4.40% Notes due 2045	250,000

Total	$1,550,000	(1)

(1)	Does not include $150.0 million aggregate principal amount of 6.05% Notes due May 1, 2017 issued by Valspar that are classified as Current portion of long-term debt as of January 27, 2017. Does not give effect to the consummation of the Exchange Offers.

On May 2, 2017, we commenced the Exchange Offers for any and all of Valspar’s outstanding $300.0 million aggregate principal amount of 7.25% Senior Notes due 2019, $400.0 million aggregate principal amount of 4.20% Senior Notes due 2022, $250.0 million aggregate principal amount of 3.30% Senior Notes due 2025, $350.0 million aggregate principal amount of 3.95% Senior Notes due 2026 and $250.0 million aggregate principal amount of 4.40% Senior Notes due 2045 for the Sherwin-Williams Exchange Notes, which have substantially identical terms but will be issued by us, and cash. We collectively refer to these series of notes as the “Valspar Notes.” In conjunction with the Exchange Offers, we, on behalf of Valspar, commenced the Consent Solicitations to amend the indentures governing the Valspar Notes to, among other things, eliminate substantially all of the restrictive covenants. The Exchange Offers and related Consent Solicitations are scheduled to expire at 5:00 p.m., New York City time, on May 31, 2017, unless extended or earlier terminated. Holders of the Valspar Notes that validly tender and do not withdraw their Valspar Notes and validly deliver and do not revoke their consents prior to 5:00 p.m., New York City time, on May 16, 2017 are entitled to receive a consent payment. The consummation of the Exchange Offers and Consent Solicitations is conditioned upon, among other things, the consummation of the Acquisition. The Exchange Offers are not conditioned on any minimum amount of Valspar Notes being tendered pursuant to the Exchange Offers.

Any Valspar Notes not exchanged will remain outstanding and be effectively structurally senior to the notes.

DESCRIPTION OF NOTES

The following description of certain material terms of the notes offered hereby does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture, including definitions therein of certain terms. This description adds information to the description of the general terms and provisions of the debt securities in the accompanying prospectus. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

The notes will be issued under and governed by the indenture, dated as of July 31, 2015 (the “base indenture”), as supplemented by a third supplemental indenture, a fourth supplemental indenture, a fifth supplemental indenture, a sixth supplemental indenture and a seventh supplemental indenture for the notes, each to be dated as of , 2017 (the base indenture, as so supplemented, the “indenture”), between us and Wells Fargo Bank, National Association, as trustee (the “trustee”). The date of the closing of this offering is referred to herein as the “Issue Date.”

As used in the following description, the terms “Sherwin-Williams,” “we,” “us,” “our” and “Company” refer to The Sherwin-Williams Company, an Ohio corporation, and not any of its subsidiaries, unless the context requires otherwise.

We urge you to read the indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial owner of the notes. You may request copies of the indenture from us at our address set forth under “Where You Can Find Additional Information” in this prospectus supplement.

General

The notes are our general unsecured senior debt securities issued under the indenture. The trustee will also act as registrar, paying agent and authenticating agent and perform administrative duties for us, such as sending out interest payments and notices under the indenture.

The aggregate principal amount of the notes offered hereby will initially be limited to $6.0 billion comprised as follows:

•

$1,500,000,000 initial aggregate principal amount of 2.250% Senior Notes due 2020, maturing on May 15, 2020 with interest payable semiannually on each May 15 and November 15, beginning on November 15, 2017, to holders of record on the preceding May 1 and November 1;

•

$1,250,000,000 initial aggregate principal amount of 2.750% Senior Notes due 2022, maturing on June 1, 2022 with interest payable semiannually on each June 1 and December 1, beginning on December 1, 2017, to holders of record on the preceding May 15 and November 15;

•

$500,000,000 initial aggregate principal amount of 3.125% Senior Notes due 2024, maturing on June 1, 2024 with interest payable semiannually on each June 1 and December 1, beginning on December 1, 2017, to holders of record on the preceding May 15 and November 15;

•

$1,500,000,000 initial aggregate principal amount of 3.450% Senior Notes due 2027, maturing on June 1, 2027 with interest payable semiannually on each June 1 and December 1, beginning on December 1, 2017, to holders of record on the preceding May 15 and November 15; and

•

$1,250,000,000 initial aggregate principal amount of 4.500% Senior Notes due 2047, maturing on June 1, 2047 with interest payable semiannually on each June 1 and December 1, beginning on December 1, 2017, to holders of record on the preceding May 15 and November 15.

The notes of each series will be issued only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes are general unsecured senior obligations of Sherwin-Williams and will rank equally in right of payment with all of our other unsecured senior indebtedness, whether currently existing or incurred in the future. The notes will be senior in right of payment to any subordinated indebtedness we may incur, and will be effectively junior in right of payment to our secured indebtedness to the extent of the value of the collateral securing that indebtedness. As of March 31, 2017, we had no secured indebtedness outstanding. The notes will not be guaranteed by any of our subsidiaries and thus will be effectively subordinated to any existing or future indebtedness or other liabilities, including trade payables, of any of our subsidiaries, including Valspar obligations that survive the Acquisition. As of March 31, 2017, without giving effect to the Acquisition or any related transactions, our subsidiaries had total debt of approximately $43.4 million. As discussed below, the indenture for the notes does not restrict us or our subsidiaries from incurring any additional unsecured indebtedness and restricts but does not prohibit us or our subsidiaries from incurring additional secured indebtedness. The notes are not subject to, and do not have the benefit of, any sinking fund.

The 2020 notes will bear interest at a fixed rate per year of 2.250%, commencing on May 16, 2017. The 2022 notes will bear interest at a fixed rate per year of 2.750%, commencing on May 16, 2017. The 2024 notes will bear interest at a fixed rate per year of 3.125%, commencing on May 16, 2017. The 2027 notes will bear interest at a fixed rate per year of 3.450%, commencing on May 16, 2017. The 2047 notes will bear interest at a fixed rate per year of 4.500%, commencing on May 16, 2017.

Interest on the notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

Each series of notes will initially be evidenced by one or more global notes deposited with a custodian for, and registered in the name of, Cede & Co., as nominee of The Depository Trust Company (“DTC”). Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation systems.

Payments of principal of and interest on the notes issued in book-entry form will be made as described below under “—Book-Entry Delivery and Form—Depositary Procedures.” Payments of principal of and interest on the notes issued in definitive form, if any, will be made as described below under “—Book-Entry Delivery and Form—Payment and Paying Agents.”

Interest payable on any interest payment date or the maturity date will be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the Issue Date, if no interest has been paid or duly provided for with respect to the notes) to, but not including, such interest payment date or maturity date, as the case may be. If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of principal or interest will be made on the next succeeding business day as if made on the date the payment was due. No interest will accrue on such payment for the period from and after such interest payment date or the maturity date, as the case may be, to the date of such payment on the next succeeding business day. The term “business day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York or the city where the corporate trust business of the trustee with respect to the indenture is principally administered at any particular time are required or authorized to close or be closed.

We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes of a particular series having the same ranking, interest rate, maturity and/or other terms as a series of notes offered hereby (except for the public offering price, Issue Date and, if applicable, the initial interest payment date); provided, that if such additional notes are not fungible with such notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. Any such additional notes issued will be considered part of the same series of notes under the indenture as the applicable notes offered hereby.

The indenture does not contain any provisions that would limit our ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Optional Redemption

General

At any time and from time to time, the notes of each series are redeemable, in whole or in part, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of interest and principal thereon (exclusive of interest accrued and unpaid to, but not including, the date of redemption) discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined below) plus 15 basis points with respect to the 2020 notes, 15 basis points with respect to the 2022 notes, 20 basis points with respect to the 2024 notes, 20 basis points with respect to the 2027 notes, and 25 basis points with respect to the 2047 notes, plus, in either case, accrued and unpaid interest to, but not including, the date of redemption.

Notwithstanding the foregoing, if (i) the 2022 notes are redeemed on or after May 1, 2022 (the date that is one month prior to their maturity date), the 2022 notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption, (ii) the 2024 notes are redeemed on or after April 1, 2024 (the date that is two months prior to their maturity date), the 2024 notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption, (iii) the 2027 notes are redeemed on or after March 1, 2027 (the date that is three months prior to their maturity date), the 2027 notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption and (iv) the 2047 notes are redeemed on or after December 1, 2046 (the date that is six months prior to their maturity date), the 2047 notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption. The indenture will provide that, with respect to any redemption, the Company will notify the trustee of the redemption price promptly after the calculation and that the trustee will not be responsible for such calculation.

For purposes of determining the redemption price, the following definitions will apply:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the arithmetic average of the four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations for such redemption date.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in The City of New York.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us; provided, however, that if such Reference Treasury Dealer ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer” means each of (i) Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, or their respective affiliates that are Primary Treasury Dealers, and, in each case, their respective successors; and (ii) two other Primary Treasury Dealers selected by us; provided, however, that if any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Quotation Agent, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to: (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

Selection and Notice of Redemption

The notice of redemption will state the amount of notes to be redeemed. In the event that we choose to redeem less than all of the applicable notes, selection of the notes for redemption will be made in accordance with DTC’s procedures.

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be sent electronically or mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address (with written notice to the trustee no less than 15 days (or such shorter period as agreed by the trustee) prior to the sending of such redemption notice). Once notice of redemption is sent, the notes called for redemption will become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price. Additionally, at any time, we may repurchase notes in the open market and may hold such notes or surrender such notes to the trustee for cancellation in accordance with its applicable procedures.

Special Mandatory Redemption

We intend to use the net proceeds from this offering, together with borrowings under our new term loan and cash on hand, to fund the Acquisition, including the payment of related fees and expenses as described under the heading “Use of Proceeds.” The closing of this offering is expected to occur prior to the consummation of the Acquisition. The notes will be subject to a “special mandatory redemption” in the event that (a) the Acquisition is not consummated on or prior to September 21, 2017 or (b) if prior to September 21, 2017, the Merger Agreement is terminated, other than in connection with the consummation of the Acquisition and is not otherwise amended or replaced. We refer to each of such events as a “special mandatory redemption event.” If a special mandatory redemption event occurs, we will redeem the notes at the “special mandatory redemption price” equal to 101% of the principal amount thereof plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but not including, the special mandatory redemption date. The “special mandatory redemption date” will be selected by us and will be a date no later than the tenth business day following the earlier to occur of (a) September 21, 2017 or (b) the date that the Merger Agreement is terminated other than in connection with the consummation of the Acquisition.

We, either directly or through the trustee on our behalf, will cause a notice of the special mandatory redemption to be sent, with a copy to the trustee, not later than five business days after the occurrence of the special mandatory redemption event to each holder at its registered address. Such notice will also specify the special mandatory redemption date. If funds sufficient to pay the special mandatory redemption price of all notes to be redeemed on the special mandatory redemption date are deposited with the paying agent on or before such special mandatory redemption date, and certain other conditions are satisfied, on and after such special mandatory redemption date, the notes will cease to bear interest and all rights under the notes shall terminate.

Purchase of Notes upon a Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs with respect to a series of notes, unless we have exercised our option to redeem the notes of such series as described above by giving notice of such redemption to the holders thereof, we will be required to make an offer (the “Change of Control Offer”) to each such holder to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of that holder’s notes of such series on the terms set forth in such notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the principal amount of the notes of the applicable series repurchased, plus accrued and unpaid interest, if any, on the notes repurchased up to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event with respect to a series of notes or, at our option, prior to any Change of Control (as defined below), but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the notes of the applicable series with a copy to the trustee describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the notes of the applicable series on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or with respect to global notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically) or, if the notice is mailed or sent prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs (the “Change of Control Payment Date”). The notice will, if mailed or sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•

deposit with the paying agent (or, if we are acting as our own paying agent, segregate and hold in trust) by 10:00 a.m. Eastern Time an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will publicly announce the results of the Change of Control Offer on or as soon as possible after the date of purchase. Neither the trustee nor any paying agent shall be responsible for monitoring our rating status, making any request upon any of the Rating Agencies (as defined below) or any Substitute Rating Agency (as defined below), or determining whether any Rating Event has occurred.

Except as described above, the indenture does not contain provisions that permit holders to require us to purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Our ability to pay cash to the holders of notes following the occurrence of a Change of Control Triggering Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the time and otherwise in compliance with the requirements for an offer made by us and the third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following:

(a)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act) (other than us or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock (as defined below) or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(b)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than to us or one of our subsidiaries);

(c)	we consolidate with, or merge with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act) or any such person consolidates with, or merges with or into, us, in either case, pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of our Voting Stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(d)	the adoption of a plan relating to our liquidation or dissolution; or

(e)	the first day on which a majority of the members of our board of directors are not Continuing Directors (as defined below).

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) we become a direct or indirect wholly owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event,” with respect to a series of notes, means the occurrence of both (1) a Change of Control and (2) a Rating Event (as defined below) with respect to such series.

“Continuing Director” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the Issue Date, (2) was nominated for election to such board of directors with the approval of a committee of the board of directors consisting of a majority of independent continuing directors or (3) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency (as defined below) selected by us.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Rating Agencies” means (1) each of Moody’s and S&P and (2) if any of Moody’s and S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a Substitute Rating Agency in lieu thereof.

“Rating Event,” with respect to a series of notes, means the rating on the notes of such series is lowered by each of the Rating Agencies and the notes of such series are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the period commencing on the earlier of (i) the occurrence of the Change of Control and (ii) the first public announcement by us of any Change of Control and ending 60 days following consummation of such Change of Control (which period will be extended so long as the rating of the notes of such series is under publicly announced consideration for a possible downgrade by any of the Rating Agencies); provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc., or any successor thereto.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by us (as certified by a resolution of our board of directors).

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Our credit agreements provide, and future credit agreements or other agreements relating to any debt to which we become a party may provide, that certain events relating to a change in the control of the Company would constitute a default thereunder, either directly or as a result of a breach of a covenant. If we experience such a change of control event that triggers a default under our credit agreements or such other agreements, we could seek a waiver of such default or seek to refinance our credit agreements or the indebtedness under such other agreements. In the event we do not obtain such a waiver or refinance our credit agreements or the indebtedness under such other agreements, such default could result in amounts outstanding under our credit agreements or such other agreements being declared due and payable, which could have a material adverse effect on us.

Certain Covenants

The indenture will contain the following covenants:

Limitation on Liens

We will not, and will not permit any of our Restricted Subsidiaries to, issue, incur, create, assume, guarantee or permit to exist any Indebtedness secured by a Lien on any Principal Property, or shares of capital stock of any Restricted Subsidiary, whether owned on the Issue Date or thereafter acquired, unless we contemporaneously secure the notes equally and ratably with (or prior to) such Indebtedness; provided that any Lien created for the benefit of the holders of the notes pursuant to this provision shall be automatically and unconditionally released and discharged upon release and discharge of the Lien that resulted in such provision becoming applicable.

Notwithstanding the foregoing, we are not required to secure the notes if the Lien consists of either: (a) Permitted Liens; or (b) Liens other than Permitted Liens, provided that the aggregate amount of all Indebtedness secured by Liens other than Permitted Liens does not exceed 20% of Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of such Lien.

Limitation on Sale and Lease-Back Transactions

We and our Restricted Subsidiaries shall not enter into any Sale/Leaseback Transaction with respect to any Principal Property unless (a) we or such Restricted Subsidiary would be entitled to create a Lien on such Principal Property securing Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction without securing the notes then outstanding pursuant to the provisions described above under “—Limitation on Liens” or (b) we, within six months from the effective date of such Sale/ Leaseback Transaction, apply an amount equal to the Attributable Indebtedness with respect to such Sale/ Leaseback Transaction to the voluntary defeasance or retirement of the notes or other Indebtedness ranking pari passu with the notes (excluding retirements as a result of conversions or pursuant to mandatory sinking fund or mandatory prepayment provisions or by payment at maturity); provided that the foregoing will not prevent us or any Restricted Subsidiary from (x) entering into any Sale/Leaseback Transaction involving a lease with a term of less than three years or (y) entering into any Sale/Leaseback Transaction between a Restricted Subsidiary and us or between Restricted Subsidiaries.

SEC Reports

We will file with the trustee, within 15 days after we are required to file the same with the SEC, after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. If we are not required to file information, documents or reports pursuant to either of those sections, then we will file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC and within 15 days after such information, documents or reports are due with respect to a non-accelerated filer and after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act, such information, documents or reports that may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Notwithstanding the foregoing, (a) we will be deemed to have furnished such information, documents or reports referred to above to the trustee if we have filed such information, documents or reports with the SEC via the EDGAR filing system (or any successor system) or, if at any time we are no longer subject to reporting under

Section 13 or 15(d) of the Exchange Act and are not permitted to file such information, documents or reports with the SEC, if we post such information, documents or reports on our publicly available website and (b) if at any time we are no longer subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, we will not be deemed to have failed to comply with any of our obligations under this covenant until 30 days after the date any information, document or report hereunder is required to be filed with the trustee. The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under the indenture.

Limitation on Mergers and Other Transactions

The provisions described in “Description of Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus will be applicable to the notes.

Certain Definitions

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as of the time of determination, (a) if the obligation in respect of such Sale/Leaseback Transaction is a Capital Lease Obligation, the amount of such obligation determined in accordance with GAAP and included in the financial statements of the lessee or (b) if the obligation in respect of such Sale/Leaseback Transaction is not a Capital Lease Obligation, the total net amount of rent required to be paid by the lessee under such lease during the remaining term thereof (including any period for which the lease has been extended), discounted from the respective due dates thereof to such determination date at the rate per annum borne by the weighted average interest rate per annum borne by the notes then outstanding under the indenture compounded semiannually.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on our consolidated balance sheet for the total assets (less accumulated depletion, depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of us and our subsidiaries, determined on a consolidated basis in accordance with GAAP, after giving effect to purchase accounting and after deducting therefrom, to the extent included in total assets, in each case as determined on a consolidated basis in accordance with GAAP (without duplication): (i) the aggregate amount of liabilities of us and our subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated); (ii) current Indebtedness and current maturities of long-term Indebtedness; (iii) minority interests in our subsidiaries held by persons other than us or one of our wholly owned subsidiaries; and (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Hedging Obligations” means, with respect to any person, the obligations of such person under: (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any person, any indebtedness of such person, whether or not contingent (without duplication):

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments;

(c)	in respect of letters of credit, banker’s acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto), other than obligations with respect of letters of credit securing obligations (other than obligations described in clauses (a)-(b), (d) or (e)) entered into in the ordinary course of business to the extent such letters of credit are not drawn upon or, if and to the extent such letters of credit are drawn upon, such drawing is reimbursed no later than the third business day following receipt of a demand for reimbursement following payment on the letter of credit;

(d)	representing Capital Lease Obligations;

(e)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(f)	representing any Hedging Obligations, if and to the extent any of the preceding items, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all indebtedness of others secured by a Lien on any asset of such person, whether or not such indebtedness is assumed by such person, and, to the extent not otherwise included, the guarantee by such person of any indebtedness of any other person or any liability of any person, whether or not contingent and whether or not it appears on the balance sheet of such person. Notwithstanding anything to the contrary in the foregoing, the term “Indebtedness” excludes (x) any indebtedness of the Company or any subsidiary of the Company to the Company or another subsidiary of the Company and (y) any guarantee by the Company or any subsidiary of the Company of indebtedness of the Company or any subsidiary of the Company.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in, and any filing of or agreement to give any financing statement under, the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Permitted Lien” means, with respect to any person,

(a)	pledges or deposits by such person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (including government contracts, but excluding contracts for the payment of Indebtedness) or leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits of cash or United States government bonds to secure performance, surety or appeal bonds to which such person is a party or which are otherwise required of such person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business;

(b)	Liens imposed by law, such as carriers’, warehousemen’s, laborers’, materialmen’s, landlords’, vendors’, workmen’s, operators’, producers’ and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

(c)	Liens for property taxes, assessments and other governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate proceedings;

(d)	survey exceptions, encumbrances, easements, defects, irregularities or deficiencies in title to easements, or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such person or to the ownership of its properties that, in all such cases, were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such person;

(e)	Liens existing on or provided for under the terms of agreements existing on February 1, 1996;

(f)	Liens on property at the time we or any of our subsidiaries acquired the property or the entity owning such property, including any acquisition by means of a merger or consolidation with or into us; provided, however, that any such Lien may not extend to any other property owned by us or any of our subsidiaries;

(g)	Liens securing Hedging Obligations so long as such Hedging Obligations are of the type customarily entered into in connection with, and are entered into for the purpose of, limiting risk;

(h)	Liens on accounts receivable or inventory to secure working capital or revolving credit Indebtedness incurred in the ordinary course of business;

(i)	Purchase Money Liens;

(j)	Liens securing only Indebtedness of one of our wholly owned subsidiaries to us or one or more other wholly owned subsidiaries;

(k)	Liens on property or shares of stock of another person at the time such other person becomes one of our subsidiaries; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other person becoming such a subsidiary;

(l)	Liens created, assumed or existing in connection with a tax-free financing;

(m)	Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing our Indebtedness or that of our subsidiaries;

(n)	legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment, judgment Lien or attachment Lien in aid of execution on a judgment);

(o)	rights of a common owner of any interest in property held by such person;

(p)	Liens placed upon any real property now owned or hereafter acquired by us or any of our subsidiaries securing Indebtedness in an amount up to 80% of the fair market value of such real property; and

(q)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (e) through (l) and (p); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (e) through (l) and (p) at the time the original Lien became a Permitted Lien under the indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Principal Property” means any manufacturing plant or manufacturing facility, located within the United States of America (other than its territories and possessions), owned or leased by us or any of our Restricted Subsidiaries, unless, in the opinion of our board of directors, such plant, facility or property is not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety.

“Purchase Money Lien” means a Lien on property securing Indebtedness incurred by the Company or any of its subsidiaries to provide funds for all or any portion of the cost of acquiring, constructing, altering, expanding, improving or repairing such property or assets used in connection with such property.

“Restricted Subsidiary” means at any time any of our subsidiaries (a) substantially all the property of which is located, or substantially all of the business of which is carried on, within the United States of America (other than its territories or possessions) and (b) that owns or leases a Principal Property or that, in the event of a Sale/Leaseback Transaction, will own or lease a Principal Property.

“Sale/Leaseback Transaction” means an arrangement relating to Principal Property owned on the Issue Date or thereafter acquired whereby we or any of our Restricted Subsidiaries transfers such Principal Property to a person and we or any of our Restricted Subsidiaries leases it from such person.

Events of Default

The provisions described in “Description of Debt Securities—Events of Defaults” in the accompanying prospectus will be applicable to the notes. In addition, each of the following is an “event of default” with respect to each series of the notes:

•	failure to redeem the notes pursuant to the provisions described under “—Special Mandatory Redemption”;

•	failure to make the required payment in connection with a Change of Control Triggering Event when due and payable in accordance with the terms of the indenture; and

•

default in the performance or breach by us of any of the covenants described under “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale and Lease-Back Transactions” and “—Certain Covenants—SEC Reports,” which default continues uncured for a period of 90 days after (1) we receive written notice from the trustee or (2) we and the trustee receive written notice from the holders of not less than 25% in aggregate principal amount of the outstanding notes of that series as provided in the indenture.

Modification and Waiver

The provisions described in “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus will be applicable to the notes.

In addition, the provisions applicable to the redemption of the notes as described under “—Special Mandatory Redemption” may not be waived or modified with respect to any series of notes without the written consent of all holders of such series of notes.

Satisfaction and Discharge of the Indenture; Defeasance

The provisions described in “Description of Debt Securities—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” in the accompanying prospectus will be applicable to the notes, including the covenants described under “—Purchase of Notes upon a Change of Control Triggering Event,” “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale and Lease-Back Transactions” and “—Certain Covenants—SEC Reports.”

Book-Entry Delivery and Form

General

The notes of each series will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Initially, the notes of each series will be represented by one or more permanent global certificates (the “global notes”) in definitive, fully registered form without interest coupons. The global notes will be issued on the Issue Date only against payment in immediately available funds.

The global notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of Cede & Co. (DTC’s partnership nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC, as described below under “—Depositary Procedures.”

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”)), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We and the trustee do not take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and to facilitate the clearance and settlement of transactions in those securities among DTC’s participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC’s system is also available to other entities such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants through the procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the global notes; and

•

ownership of such interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. Euroclear and Clearstream may hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the global notes, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of

DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes.

Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. The account of each relevant participant is credited with an amount proportionate to the amount of its interest in the principal amount of the global notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices, and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act;

•	we notify the trustee in writing that we have elected to cause the issuance of certificated notes under the indenture; or

•	an event of default with respect to the notes represented by such global note shall have occurred and be continuing.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Payment and Paying Agents

Payments on the global notes will be made in U.S. dollars by wire transfer. If we issue definitive notes, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for notes in definitive form, notices to holders of the notes will be sent electronically or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.

The Trustee

The trustee assumes no responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or any other party contained in this document or the related documents or for any failure by the Company or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. An affiliate of the trustee is acting as an underwriter of the notes and is acting as joint lead arranger and joint bookrunner under one of the Company’s credit facilities. See “Underwriting.” The trustee is also a lender under the Bridge Credit Agreement and the Term Loan Credit Agreement.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee must exercise such rights and powers vested in it by the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate that conflict, apply to the SEC for permission to continue as trustee, or resign.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated under the Code, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement. These authorities may be changed, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below. No ruling from the Internal Revenue Service, or IRS, or opinion of counsel has or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax considerations of the purchase, ownership or disposition of the notes.

This summary is limited to beneficial owners of the notes that purchase the notes for cash pursuant to this offering at their “issue price” (generally, the first price at which a substantial amount of the notes is sold for cash to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers)) and that will hold the notes as “capital assets” within the meaning of section 1221 of the Code. This summary does not address the tax considerations arising under other United States federal tax laws, such as estate and gift tax laws, or the laws of any non-U.S., state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	brokers and dealers in securities or commodities;

•	certain former citizens and former long-term residents of the United States;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction, integrated security transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code;

•	Non-U.S. Holders (as defined below) subject to special rules under the Code, including “controlled foreign corporations” and “passive foreign investment companies”;

•	entities or arrangements classified as partnerships for United States federal income tax purposes or other pass-through entities, or investors in such entities;

•	U.S. Holders (as defined below) who hold the notes through a non-U.S. broker or other non-U.S. intermediary;

•	pension funds; or

•	Holders who hold the notes in tax-deferred accounts.

If an entity or arrangement classified as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that will hold notes, you are urged to consult your tax advisor regarding the tax consequences of holding the notes to you.

This summary of United States federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation, as well as any tax considerations arising under other United States federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable income tax treaty.

Certain Additional Payments

Under certain circumstances (see “Description of Notes–Purchase of Notes Upon a Change of Control Triggering Event” and “Description of Notes–Special Mandatory Redemption”), we may become obligated to make payments on the notes in excess of stated principal and interest. Treasury regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the notes to be different from the consequences discussed below. Under the applicable Treasury regulations, however, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (determined as of the date the notes are issued) are ignored. We believe the possibility of making additional payments on the notes is remote and/or incidental. Therefore, we intend to treat the possibility of the payment of such additional amounts as not resulting in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our treatment will be binding on all holders, except a holder that discloses its differing treatment in a statement attached to its timely filed United States federal income tax return for the taxable year during which the note was acquired. Our treatment is not binding on the IRS, however, which may take a contrary position and treat the notes as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Consequences to U.S. Holders

The following discussion is a summary of the general United States federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. A “U.S. Holder” means a beneficial owner of a note that is or is treated as, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust that (1) is subject to the supervision of a court within the United States, if one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Payments of Interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with such U.S. Holder’s method of accounting for United States federal income tax purposes.

Original Issue Discount

The notes may be issued with original issue discount, or OID, for United States federal income tax purposes. Subject to a de minimis exception, the notes will be treated as being issued with OID to the extent their “stated redemption price at maturity” exceeds their issue price (as defined above). A note will be considered to have de minimis OID if the difference between the note’s stated redemption price at maturity and its issue price is less than one quarter of 1% (i.e., 0.25%) of the stated redemption price at maturity multiplied by the number of complete years to maturity. The stated redemption price at maturity of a note is the aggregate amount of all payments due to the U.S. Holder under such note at or prior to its maturity, other than interest payments that (among other requirements) are actually and unconditionally payable at least annually. Interest meeting these requirements is referred to as “qualified stated interest.” The stated interest payments on the notes are qualified stated interest. If the “stated redemption price at maturity” of the notes exceeds their issue price by more than the statutory de minimis amount, the excess would be treated as OID, which would be accrued by U.S. Holders (regardless of their method of accounting for United States federal income tax purposes) using a constant yield method under the accrual rules for OID. Under this method, a U.S. Holder generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

U.S. Holders should consult their own tax advisors concerning the consequences to them of holding notes issued with OID.

Sale or Other Taxable Disposition of Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which, if not previously included in income, will be treated as interest as described above) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be such U.S. Holder’s cost for the note, increased by the amount of OID (if any) previously included in income and decreased by the amount of any payments, other than qualified stated interest payments, received with respect to such note. Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than 12 months. Long-term capital gains of non-corporate taxpayers are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Surtax on Net Investment Income

Certain U.S. Holders who are individuals, estates or trusts will be subject to a 3.8% surtax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year (or undistributed net investment income in the case of an estate or trust) and (ii) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income, in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its gross interest income (including OID, if any) and its net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust is urged to consult its own tax advisor regarding the applicability of this surtax to its income and gains in respect of its investment in the notes.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of interest (including OID, if any) and the proceeds of certain sales and other taxable dispositions (including retirements or redemptions) of notes unless you are an exempt recipient. Backup withholding (currently at a rate of 28%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that payments to you are subject to backup withholding or if you otherwise fail to comply with the applicable backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against your United States federal income tax liability and may entitled you to a refund, provided that you furnish the required information to the IRS on a timely basis.

Consequences to Non-U.S. Holders

The following discussion is a summary of the general United States federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the notes. You are a “Non-U.S. Holder” if you are a beneficial owner of a note and you are not a U.S. Holder or an entity that is treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

Subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act, or “FATCA,” below, payments of interest on the notes to Non-U.S. Holders (including OID, if any) generally will be exempt from United States federal income tax and withholding tax under the “portfolio interest” exemption if the holder properly certifies as to its foreign status (as described below) and:

•

such holder does not conduct a trade or business within the United States to which the interest income is effectively connected (and, in the case of an applicable income tax treaty, attributable to such holder’s permanent establishment or fixed base in the United States);

•

such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	such holder is not a “controlled foreign corporation” that is related to us through stock ownership; and

•	such holder is not a bank that receives such interest in a transaction described in section 881(c)(3) of the Code.

The portfolio interest exemption generally applies only if a Non-U.S. Holder appropriately certifies as to its foreign status. A Non-U.S. Holder generally can meet this certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or appropriate substitute form to us or our paying agent certifying under penalty of perjury that it is not a United States person. If a Non-U.S. Holder holds the notes through a securities clearing organization, financial institution or other agent acting on its behalf, the Non-U.S. Holder may be required to provide appropriate certifications to such agent. The Non-U.S. Holder’s agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If a Non-U.S. Holder cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to such Non-U.S. Holder on the notes will be subject to the 30% United States federal withholding tax, unless such holder provides us, or our paying agent, either with (1) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) establishing an exemption from (or a reduction of) withholding under the benefit of an applicable income tax treaty or (2) a properly executed IRS Form W-8ECI (or successor form) certifying that interest paid on the note is not subject to withholding tax because the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (as discussed below under “—Income or Gain Effectively Connected with a United States Trade or Business”).

Sale or Other Taxable Disposition of Notes

Subject to the discussions of backup withholding and FATCA below, a Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to such holder’s permanent establishment or fixed base in the United States); or

•	the Non-U.S. Holder is an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If a Non-U.S. Holder realizes gain described in the first bullet point, see “—Income or Gain Effectively Connected with a United States Trade or Business” below. If a Non-U.S. Holder is described in the second bullet point, the Non-U.S. Holder generally will be subject to United States federal income tax at a rate of 30% on the amount by which the Non-U.S. Holder’s capital gains allocable to United States sources, including gain from such disposition, exceed any capital losses allocable to United States sources, except as otherwise required by an applicable income tax treaty.

To the extent that the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, this amount generally will be treated in the same manner as described in “—Payments of Interest” above.

Income or Gain Effectively Connected with a United States Trade or Business

If a Non-U.S. Holder is engaged in the conduct of a trade or business in the United States and interest on a note (including OID, if any) or gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of a note is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to such holder’s permanent establishment or fixed base in the United States), the Non-U.S. Holder generally will be subject to United States federal income tax (but not the surtax on net investment income described above or the 30% United States federal withholding tax on interest if certain certification requirements are satisfied) on that interest and on gain on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. A Non-U.S. Holder generally can meet these certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and such holder’s country of residence, any effectively connected income or gain generally will be subject to United States federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Information Reporting and Backup Withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the notes (including OID, if any) and proceeds from the sale or other taxable disposition (including a retirement or redemption) of the notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder may be subject to backup withholding of tax on payments of interest (including OID, if any) and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) unless the Non-U.S. Holder complies with certain certification procedures to establish that it is not a United States person or it is otherwise exempt from backup withholding. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against the Non-U.S. Holder’s United States federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that such Non-U.S. Holder furnishes the required information to the IRS on a timely basis. Each Non-U.S. Holder is urged to consult its own tax advisor regarding the application of backup withholding rules in its particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA

Pursuant to FATCA, foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain new information reporting rules with respect to their U.S. account holders and investors or confront a new withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements generally will be subject to a new 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source interest) and also include the entire gross proceeds from the sale or other disposition of any debt instruments of U.S. issuers, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Under the applicable final Treasury regulations, withholding under FATCA generally will apply to payments of U.S.-source interest on the notes, although withholding will be deferred until January 1, 2019 for gross proceeds from dispositions of the notes. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

The preceding discussion of material United States federal income tax consequences is general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding or disposing of notes, including the applicability and effect of any state, local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” and the Code is based on ERISA, the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the notes or a particular investor. Accordingly, and due to the complexity of these rules and the penalties that may be imposed thereunder, each prospective investor, including plan fiduciaries, should consult with his, her or its own advisors or counsel with respect to the advisability of an investment in the notes, and potentially adverse consequences of such investment, including, without limitation, certain ERISA-related issues that affect or may affect the investor with respect to this investment and the possible effects of changes in the applicable laws.

General Fiduciary Matters

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA, plans subject to Section 4975 of the Code and entities whose underlying assets include plan assets by reason of such employee benefit plan or plan’s investment in such entities (each such employee benefit plan, plan or entity, a “Plan”) and on those persons who are “fiduciaries” with respect to Plans. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

In considering an investment of the assets of a Plan subject to Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan and all applicable provisions of ERISA and the Code. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

Prohibited Transaction Laws

An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan unless an exemption is available. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration). A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under the Code. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under the Code.

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, regarding transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the notes, even if the specified conditions are met.

In addition, because the acquisition and holding of the notes may be deemed to involve an extension of credit or other transaction between a Plan and a party in interest or disqualified person, the notes may not be purchased or held by any Plan, or any person investing plan assets of any such Plan, if we or any of our affiliates (a) has investment or administrative discretion with respect to the assets of the Plan used to effect such purchase; (b) has the authority or responsibility to give, or regularly gives, investment advice with respect to such assets, for a fee and pursuant to an agreement or understanding that such advice (1) will serve as a primary basis for investment decisions with respect to such assets, and (2) will be based on the particular investment needs of such Plan; or (c) unless one of the above exemptions applies, is an employer maintaining or contributing to such Plan.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (a “Church Plan”) and a non-U.S. plan as described in Section 4(b)(4) of ERISA are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. plan is not subject to ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-United States laws that regulate its investments (“Similar Laws”). A fiduciary of a Government Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Laws applicable to the acquisition of the notes.

Representation

The notes may be acquired by a Plan or by a Governmental Plan, a Church Plan or a non-U.S. Plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Laws.

Therefore, any investor in the notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not a Plan, a Governmental Plan, a Church Plan or a non-U.S. plan, (b) it is a Plan and the acquisition and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-U.S. plan that is not subject to ERISA, Section 4975 of the Code or any Similar Law that prohibits or taxes (either in terms of an excise or penalty tax) the acquisition or holding of the notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This offer is not a representation by us or the underwriters that an acquisition of the notes meets all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans or non-U.S. plans or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan or non-U.S. plan.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of 2020 Notes	Principal Amount of 2022 Notes	Principal Amount of 2024 Notes	Principal Amount of 2027 Notes	Principal Amount of 2047 Notes
Citigroup Global Markets Inc.	$450,000,000	$375,000,000	$150,000,000	$450,000,000	$375,000,000
Wells Fargo Securities, LLC	225,000,000	187,500,000	75,000,000	225,000,000	187,500,000
Morgan Stanley & Co. LLC	150,000,000	125,000,000	50,000,000	150,000,000	125,000,000
PNC Capital Markets LLC	150,000,000	125,000,000	50,000,000	150,000,000	125,000,000
J.P. Morgan Securities LLC	114,000,000	95,000,000	38,000,000	114,000,000	95,000,000
HSBC Securities (USA) Inc.	82,200,000	68,500,000	27,400,000	82,200,000	68,500,000
KeyBanc Capital Markets Inc.	82,200,000	68,500,000	27,400,000	82,200,000	68,500,000
RBC Capital Markets, LLC	82,200,000	68,500,000	27,400,000	82,200,000	68,500,000
SunTrust Robinson Humphrey, Inc.	82,200,000	68,500,000	27,400,000	82,200,000	68,500,000
U.S. Bancorp Investments, Inc.	82,200,000	68,500,000	27,400,000	82,200,000	68,500,000

Total	$1,500,000,000	$1,250,000,000	$500,000,000	$1,500,000,000	$1,250,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes if any of them are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.250% of the principal amount, in the case of the 2020 notes, up to 0.350% of the principal amount, in the case of the 2022 notes, up to 0.375% of the principal amount, in the case of the 2024 notes, up to 0.400% of the principal amount, in the case of the 2027 notes, and up to 0.525% of the principal amount, in the case of the 2047 notes. In addition, the underwriters may allow, and those selected dealers may reallow a concession of up to 0.150% of the principal amount, in the case of the 2020 notes, up to 0.210% of the principal amount, in the case of the 2022 notes, up to 0.225% of the principal amount, in the case of the 2024 notes, up to 0.250% of the principal amount, in the case of the 2027 notes, and up to 0.315% of the principal amount, in the case of the 2047 notes, to certain other dealers. After the initial offering, the underwriters may change the public offering prices and any other selling terms of each series of notes offered hereby. The underwriters may offer and sell notes through certain of their affiliates.

We are to pay 0.400% per 2020 note, 0.600% per 2022 note, 0.625% per 2024 note, 0.650% per 2027 note, and 0.875% per 2047 note, of underwriting discounts to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the respective securities).

Expenses related to this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $11.4 million.

In the underwriting agreement, we have agreed that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Each series of notes is a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes of each series, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the prices of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the prices of the notes to be higher than they would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

In the ordinary course of their respective businesses, the underwriters or their affiliates have engaged, or may in the future engage, in commercial banking or investment banking transactions with us and our affiliates and have received or may in the future receive compensation for their services. In the ordinary course of their respective businesses, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates currently hedge and are likely to hedge in the future and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. Affiliates of some of the underwriters are lenders under one of our existing credit agreements. An affiliate of Wells Fargo Securities, LLC, one of the underwriters, is acting as trustee under the indenture. J.P. Morgan Securities LLC is advising Valspar and the Company in connection with the proposed disposition of the Valspar Wood Coatings Business. Certain of the underwriters serve as financial advisers to the Company in connection with the Acquisition. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Under the 364-day bridge credit agreement we entered into with a syndicate of lenders on April 13, 2016, Citigroup Global Markets Inc. serves as sole lead arranger and sole bookrunner. Certain affiliates of the underwriters are lenders under the bridge facility. Under the term loan credit agreement we entered into with a syndicate of lenders on April 13, 2016, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC serve as joint lead arrangers and joint bookrunners. The lenders under these agreements have agreed to provide the Company with interim financing in the amount of $9.3 billion under the bridge facility and the term loan.

We expect that delivery of the notes will be made to investors on or about May 16, 2017, which will be the tenth business day following the date of the final prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder on a day prior to the third business day before the date of initial delivery of the notes will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), each underwriter has represented and agreed that it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Member State other than:

•	to any legal entity that is a qualified investor (as defined in the Prospectus Directive);

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative or representatives nominated by the Company for any such offer; or

•	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the notes referred to above shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21 of the FSMA does not apply to the Company; and

•	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In addition, in the United Kingdom, this prospectus supplement is for distribution only to, and is only directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Financial Promotion Order”), (ii) who are high net worth companies (or other persons to whom it may lawfully be communicated), falling within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons in (i) and (ii) above together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and that are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this prospectus supplement.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) and any rules made thereunder, or (b) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong), or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong). No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (b) where no consideration is or will be given for the transfer; (c) where the transfer is by operation of law; (d) as specified in Section 276(7) of the SFA; or (e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

Jones Day will pass upon the validity of the notes for us. The underwriters are being represented in connection with this offering by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements of The Sherwin-Williams Company incorporated by reference in The Sherwin-Williams Company’s Annual Report (Form 10-K) for the year ended December 31, 2016 (including the schedule appearing therein), and the effectiveness of The Sherwin-Williams Company’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of The Valspar Corporation appearing in The Valspar Corporation’s Annual Report (Form 10-K) for the year ended October 28, 2016, and the effectiveness of The Valspar Corporation’s internal control over financial reporting as of October 28, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Prospectus

THE SHERWIN-WILLIAMS COMPANY

Debt Securities

We may offer from time to time our debt securities. We may sell these debt securities in one or more offerings at prices and on other terms to be determined at the time of offering.

We will provide the specific terms of the debt securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our debt securities. This prospectus may not be used to offer and sell our debt securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered debt securities.

We may offer our debt securities through agents, underwriters or dealers or directly to investors. Each prospectus supplement will provide the amount, price and terms of the plan of distribution relating to the debt securities to be sold pursuant to such prospectus supplement. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement, as well as the net proceeds we expect to receive from such sale.

Investing in any of our debt securities involves risk.

Please read carefully the section entitled “Risk Factors” beginning on page 5 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “SHW.” If we decide to seek a listing of any debt securities offered by this prospectus, we will disclose the exchange or market on which the debt securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 28, 2015

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the debt securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the debt securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the respective cover page of these documents. We are not making offers to sell the debt securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “the Company” or “Sherwin-Williams” or other similar terms mean The Sherwin-Williams Company and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We make available free of charge on or through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. You may access these documents on the “Investor Relations” page of our website at www.sherwin.com. We do not intend for information contained on or accessible through our website to be part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2014;

•	our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015; and

•	our current reports on Form 8-K filed on February 19, 2015, April 20, 2015 and July 20, 2015.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such current reports.

You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address.

The Sherwin-Williams Company

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

Telephone Number: (216) 566-2000

Attn: Secretary

OUR BUSINESS

The Sherwin-Williams Company, founded in 1866 and incorporated in Ohio in 1884, is engaged in the development, manufacture, distribution and sale of paint, coatings and related products to professional, industrial, commercial and retail customers primarily in North and South America with additional operations in the Caribbean region, Europe and Asia. We have four reportable operating segments: Paint Stores Group, Consumer Group, Global Finishes Group and Latin America Coatings Group. We report all other business activities and immaterial operating segments that are not reportable in the Administrative segment.

Paint Stores Group

The Paint Stores Group consists of company-operated specialty paint stores in the United States, Canada, Puerto Rico, Virgin Islands, Trinidad and Tobago, St. Maarten, Jamaica, Curacao, Aruba and St. Lucia. Each store in this segment is engaged in the related business activity of selling paint, coatings and related products to end-use customers. The Paint Stores Group markets and sells Sherwin-Williams® branded architectural paint and coatings, protective and marine products, original equipment manufacturer, or OEM, product finishes and related items. These products are produced by manufacturing facilities in the Consumer Group. In addition, each store sells selected purchased associated products.

Consumer Group

The Consumer Group develops, manufactures and distributes a variety of paint, coatings and related products to third-party customers primarily in the United States and Canada and to the Paint Stores Group. Sales and marketing of certain controlled brand and private labeled products are performed by a direct sales staff. The products distributed through third-party customers are intended for resale to the ultimate end-user of the product.

Global Finishes Group

The Global Finishes Group develops, licenses, manufactures, distributes and sells a variety of protective and marine products, automotive finishes and refinish products, OEM product finishes and related products in North and South America, Europe and Asia. This segment meets the demands of its customers for a consistent worldwide product development, manufacturing and distribution presence and approach to doing business. This segment licenses certain technology and trade names worldwide. Sherwin-Williams® and other controlled brand products are distributed through the Paint Stores Group and this segment’s platform of company-operated branches and by a direct sales staff and outside sales representatives to retailers, dealers, jobbers, licensees and other third-party distributors.

Latin America Coatings Group

The Latin America Coatings Group develops, licenses, manufactures, distributes and sells a variety of architectural paint and coatings, protective and marine products, OEM product finishes and related products in North and South America. This segment meets the demands of its customers for consistent regional product development, manufacturing and distribution presence and approach to doing business. Sherwin-Williams® and other controlled brand products are distributed through this segment’s company-operated stores and by a direct sales staff and outside sales representatives to retailers, dealers, licensees and other third-party distributors.

Administrative Segment

The Administrative segment includes the administrative expenses of our corporate headquarters site. Also included in the Administrative segment is interest expense, interest and investment income, certain expenses related to closed facilities and environmental-related matters, and other expenses which are not directly associated with the reportable segments. The Administrative segment does not include any significant foreign operations. Also included in the Administrative segment is a real estate management unit that is responsible for the ownership, management, and leasing of non-retail properties held primarily for our use, including our headquarters site, and the disposal of idle facilities.

Corporate Information

Our principal executive offices are located at 101 West Prospect Avenue, Cleveland, Ohio 44115-1075. Our main telephone number is (216) 566-2000, and our Internet website address is www.sherwin.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC and incorporate by reference into this prospectus.

RISK FACTORS

Investing in our debt securities involves risk. Prior to making a decision about investing in our debt securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent annual report on Form 10-K and in our most recent quarterly reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, and any risk factors contained in the applicable prospectus supplement. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance (including sales and earnings), expected growth, future business plans and the costs and potential liability for environmental-related matters and the lead pigment and lead-based paint litigation. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to” and similar expressions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience.

These risks, uncertainties and other factors include such things as:

•	general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry;

•	competitive factors, including pricing pressures and product innovation and quality;

•	changes in raw material and energy supplies and pricing;

•	changes in our relationships with customers and suppliers;

•	our ability to attain cost savings from productivity initiatives;

•	our ability to successfully integrate past and future acquisitions into our existing operations, as well as the performance of the businesses acquired;

•	changes in general domestic economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions, and changing government policies, laws and regulations;

•	risks and uncertainties associated with our expansion into and our operations in Asia, Europe, South America and other foreign markets, including general economic conditions, inflation rates, recessions, foreign currency exchange rates, foreign investment and repatriation restrictions, legal and regulatory constraints, civil unrest and other external economic and political factors;

•	the achievement of growth in foreign markets, such as Asia, Europe and South America;

•	increasingly stringent domestic and foreign governmental regulations, including those affecting health, safety and the environment;

•	inherent uncertainties involved in assessing our potential liability for environmental-related activities;

•	other changes in governmental policies, laws and regulations, including changes in accounting policies and standards and taxation requirements (such as new tax laws and new or revised tax law interpretations);

•	the nature, cost, quantity and outcome of pending and future litigation and other claims, including the lead pigment and lead-based paint litigation, and the effect of any legislation and administrative regulations relating thereto; and

•	unusual weather conditions.

It is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, and the above list should not be considered to be a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our debt securities to which this prospectus relates for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital;

•	capital expenditures; and

•	acquisitions.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Six Months Ended June 30,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	8.9x	7.7x	7.4x	7.2x	6.3x	5.1x

The ratio of earnings to fixed charges is computed by dividing fixed charges into income before taxes. Fixed charges consist of interest expense, net, including amortization of discount and financing costs and the portion of operating rental expense that we believe is representative of the interest component of rent expense. The interest expense included in fixed charges reflects only interest on third-party indebtedness and excludes any interest expense accrued on uncertain tax positions, as permitted by Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 740, Income Taxes.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities will be issued under an indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee, as it may be amended and supplemented from time to time. We have summarized select portions of the indenture below. The summary is not complete, and is qualified in its entirety by reference to the indenture. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The form of indenture has been filed as an exhibit to the registration statement. You should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meaning specified in the indenture.

General

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our senior, direct, unsecured obligations and, as such, will rank pari passu in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our subordinated indebtedness. The debt securities will be effectively subordinated to (i) all existing and future indebtedness or other liabilities of our subsidiaries and (ii) all of our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. We may specify a maximum aggregate principal amount for the debt securities of any series.

Unless otherwise specified in the applicable prospectus supplement, the indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly-leveraged transaction.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series, without the consent of the holders of the outstanding debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the issue date and, in some cases, the public offering price and the first interest payment date, and will be consolidated with, and form a single series with, such outstanding debt securities; provided, however, that if such additional debt securities are not fungible with the outstanding debt securities of such series for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP number.

The prospectus supplement will set forth, among other things:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will issue the debt securities;

•	whether the debt securities will be senior debt securities or subordinated debt securities, and if they are subordinated debt securities, the terms of the subordination;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities and the right if any, to extend such date or dates;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the right, if any, to extend the interest periods and the duration of that extension;

•	the place or places where principal of, and premium and interest on, the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the designation of the currency or currencies in which payment of principal of, and premium and interest on, the debt securities will be made if other than U.S. dollars;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies in the applicable prospectus supplement.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the registrar or co-registrar designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of 15 business days before the day of sending of a notice of redemption and ending at the close of business on the day such notice is sent; or

•	register the transfer of or, exchange any, debt security of that series selected, called or being called for redemption, in whole or in part, except the unredeemed portion of any series being redeemed in part.

We may initially appoint the trustee as the registrar. Any transfer agent, in addition to the registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the trustee as custodian for the depositary or its nominee; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary, and in either case we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days of such event;

•	we execute and deliver to the trustee an officer’s certificate to the effect that such global securities shall be so exchangeable; or

•	an event of default with respect to the debt securities represented by such global securities shall have occurred and be continuing.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s acts or omissions or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this subsection will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Subject to any applicable abandoned property law, all moneys paid by us to a paying agent for payment on any debt security that remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

Except as otherwise set forth in the applicable prospectus supplement, we may not merge or consolidate with or into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of us and our subsidiaries, taken as a whole, to any person, unless:

•	the successor or transferee is a U.S. corporation, limited liability company, partnership, trust or other entity;

•	the successor or transferee assumes our obligations on the debt securities and under the indenture pursuant to a supplemental indenture in form reasonably satisfactory to the trustee;

•	immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default under the indenture shall have occurred and be continuing; and

•	an officer’s certificate and an opinion of counsel have been delivered to the trustee in connection with the foregoing.

In the event of the above transaction, if there is a successor or transferee, then the successor or transferee will expressly assume all of our obligations under the indenture and automatically be substituted for us in the indenture and as issuer of the debt securities and may exercise every right and power of ours under the indenture with the same effect as if such successor or transferee had been named in our place in the indenture; provided, however, that the predecessor company will not be relieved of the obligation to pay principal and interest on the debt securities except in the case of a sale of all of the assets of us and our subsidiaries.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest on any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of, or premium on, any debt security of that series when due and payable;

•	failure on our part to comply with the covenant described under “—Consolidation, Merger and Sale of Assets”;

•	default in the performance or breach of any other covenant or warranty by us in the indenture or any supplemental indenture with respect to such series (other than a covenant or warranty that has been included in the indenture or supplemental indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after (1) we receive written notice from the trustee or (2) we and the trustee receive written notice from the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company or our significant subsidiaries; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

We will promptly deliver to the trustee written notice of any event which with the giving of notice and the lapse of time would become a covenant event of default, or any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement, along with a description of the status and what action we are taking or propose to take with respect to such event of default.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company) with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if the rescission and annulment would not conflict with any judgment or decree already rendered and if all events of default with respect to that series, other than the non-payment of principal and interest, if any, with respect to debt securities of that series that has become due and payable solely because of the acceleration, have been cured or waived and all sums paid or advanced by the trustee and the reasonable compensation expenses and disbursements of the trustee and its agents and counsel have been paid as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives security or indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered security or indemnity satisfactory to the trustee, to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and premium and any interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may amend or modify the indenture without the consent of any holder of debt securities of the series affected by the modifications or amendments in order to:

•	cure any ambiguity, defect or inconsistency;

•	conform the text of the indenture, including any supplemental indenture, or the debt securities to any corresponding provision of this “Description of Debt Securities” or description of the debt securities found in the prospectus supplement as evidenced by an officer’s certificate;

•	provide for the issuance of additional debt securities;

•	provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption provided that the provision under “Consolidation, Merger and Sale of Assets” of the indenture is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the debt securities;

•	add guarantees with respect to the debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	secure the debt securities;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the rights of any holder of debt securities in any material respect, as evidenced by an officer’s certificate; or

•	obtain or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of the affected series, and our compliance with any provision of the indenture with respect to the debt securities may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of the affected series. However, no modification or amendment may, without the consent of the holder of each outstanding debt security of the affected series:

•	reduce the principal amount, any premium or change the stated maturity of any debt security or alter or waive any of the provisions with respect to the redemption or repurchase of the debt securities;

•	change the place of payment or currency in which principal, any premium or interest is paid;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	make any change to the amendment and modification provisions in the indenture; or

•	reduce the percentage in principal amount outstanding of debt securities, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify, supplement or amend the indenture or to waive any past default.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of an affected series may, on behalf of the holders of all debt securities of such series, waive our compliance with provisions of the indenture. Prior to the acceleration of the maturity of the debt securities of any series pursuant to the terms of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to such debt securities and its consequences, except (i) a default with respect to such series in the payment of the principal of, or premium or any interest on, the debt securities of such series or (ii) a default or event of default in respect of a covenant or provision that cannot be modified or amended without the consent of all of the holders of the outstanding debt securities of the affected series.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, in certain circumstances, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal, premium and interest in accordance with the terms of the indenture and the debt securities of that series.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, upon compliance with certain conditions, we may be released from our obligation to comply with certain covenants set forth in the indenture and any supplemental indenture, and any failure to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of the applicable series, or covenant defeasance. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to certain events of bankruptcy, insolvency or reorganization of our significant subsidiaries.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal of, premium and interest in accordance with the terms of the indenture and the debt securities of the applicable series; and

•	delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

PLAN OF DISTRIBUTION

We may sell the offered debt securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the debt securities;

•	the net proceeds from the sale of the debt securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the debt securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the debt securities. The underwriters will acquire the debt securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the debt securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered debt securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the debt securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered debt securities sold for their account may be reclaimed by the syndicate if the offered debt securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered debt securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the debt securities that we offer though this prospectus may be new issues of debt securities with no established trading market. Any underwriters to whom we sell our debt securities for public offering and may make a market in those debt securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any debt securities that we offer.

If dealers are used in the sale of the debt securities, we will sell the debt securities to them as principals. They may then resell the debt securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the debt securities directly. In this case, no underwriters or agents would be involved. We may also sell the debt securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered debt securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these debt securities in the prospectus supplement.

Remarketing Arrangements

Offered debt securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase debt securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Jones Day will pass upon the validity of the debt securities being offered hereby.

EXPERTS

The consolidated financial statements of The Sherwin-Williams Company incorporated by reference in The Sherwin-Williams Company’s Annual Report (Form 10-K) for the year ended December 31, 2014 (including the schedule appearing therein), and the effectiveness of The Sherwin-Williams Company’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.